Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

by and among

COLFIN INDUSTRIAL HOLDINGS, LLC,

COBALT INDUSTRIAL REIT II,

ROYAL COBALT I, LLC

and

COBALT AVERA FREEPORT, LLC

Dated as of November 18, 2014

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INDEX TO EXHIBITS

EXHIBITS

A.	Disclosure Schedule

B.	Form of Deposit Escrow Agreement

C.	Form of Space Lease Estoppel Certificate

D.	Form of Indemnification Escrow Agreement

E.	Leasing Assumption Models

F.	Form of FIRPTA Certificate

G.	Form of Ground Lease Estoppel

H.	Form of Owner’s Affidavit

I.	Form of Deed

J.	Form of Bill of Sale

K.	Form of Assignment and Assumption Agreement

L.	Form of Subordination, Non-Disturbance and Attornment Agreement

M.	Form of MUD Notice

ANNEXES

A.	Intentionally Omitted

B.	Prorated Items

C.	Allocated Asset Values

D.	Local Custom

E.	Municipality Utility Districts

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 18, 2014, by and among ColFin Industrial Holdings, LLC, a Delaware limited liability company (the “Buyer”), Cobalt Industrial REIT II, a Texas real estate investment trust (the “Seller”), Royal Cobalt I, LLC, a Delaware limited liability company (“Royal Cobalt”), and Cobalt Avera Freeport, LLC, a Delaware limited liability company (together with Royal Cobalt, the “Selling Subsidiaries”). Certain capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Article I below.

R E C I T A L S:

WHEREAS, Seller owns, directly or indirectly, 100% of the outstanding equity interests of the Selling Subsidiaries;

WHEREAS, the Seller and its Selling Subsidiaries own the Acquired Properties (as defined herein);

WHEREAS, the Seller and its Selling Subsidiaries desire to sell to the Buyer, and the Buyer desires to purchase from each of Seller and its Selling Subsidiaries, on the terms and conditions set forth herein, the Acquired Properties;

WHEREAS, the shareholders of the Seller and the members of each Selling Subsidiary have approved the transactions contemplated by this Agreement in accordance with their respective Organizational Documents (collectively, the “Required Approval”); and

WHEREAS, concurrently with the execution of this Agreement, the Buyer shall enter into the Other Purchase Agreements with certain affiliates of the Seller.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings:

“AAV Adjustment” shall have the meaning set forth in Section 3.6(b).

“Access and Due Diligence Agreement” shall have the meaning set forth in Section 6.2.

“Accountant” shall mean Ernst & Young LLP.

“Acquired Properties” shall mean the real property interests set forth on Schedule 1.1(a), together with all buildings, structures and other improvements and fixtures located on or under such real property interests and all easements, rights and other appurtenances to such real property, including fee interests, ground leasehold interests and the Asset-Related Property related thereto.

“Adjusted Closing Costs Threshold” shall mean an amount equal to one hundred and ten percent (110%) of the Section 3.9 Seller Costs that would have been payable by Seller if no AAV Adjustments had been made hereunder or under the CIR I Purchase Agreement or the CIR III Purchase Agreement.

“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affiliate Contracts” shall mean any Contracts for services at the Acquired Properties, whether written or oral, express or implied, between the Seller or its Subsidiaries, on the one hand, and any officer, director, general partner, manager, employee or equityholder of the Seller or its Subsidiaries or Affiliates of the foregoing, on the other hand.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Allocated Asset Values” shall have the meaning set forth in Section 3.6.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning set forth in Section 4.1(g)(i).

“Asset-Related Property” shall mean all assets, properties and rights (including prepaid expenses) of every kind principally used or employed in connection with the Acquired Properties as of the Closing, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement, including, but not limited to the following, but in each case, except for any Excluded Assets:

(i) all easements, covenants and other rights appurtenant to the Acquired Properties, as applicable, and all right, title and interest in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Acquired Properties, as applicable, and to the center line thereof;

(ii) all Personal Property;

(iii) to the extent transferable, all licenses, permits and authorizations applicable to the Acquired Properties in connection with the operation of all or any part of the Acquired Properties as it is presently being operated;

(iv) to the extent transferable, all warranties, if any, issued by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Acquired Properties;

(v) all Space Leases, and all guarantees, security and escrow deposits held in connection therewith;

(vi) all Assumed Contracts;

(vii) all claims and defenses against third parties to the extent relating to the Acquired Properties or the Assumed Liabilities and not the Excluded Assets or Excluded Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

(viii) the right to receive and retain mail and other communications relating to the Acquired Properties;

(ix) all Cobalt Marks and Cobalt Domain Names; and

(x) all Books and Records, tenant files, tenant lists and tenant marketing information relating to the Acquired Properties.

“Assignment and Assumption” shall have the meaning set forth in Section 2.4(a)(xiv).

“Assumed Contracts” shall mean all Contracts set forth on Schedule 1.1(b) or pertaining to the Acquired Properties that are entered into following the date hereof and prior to the Closing in accordance with Section 6.1 or with the prior written approval of the Buyer.

“Assumed Liabilities” shall mean any Liability or obligation (including in respect of Taxes) (a) of the Seller or its Selling Subsidiaries to be paid, performed, satisfied or discharged from and after the Closing under the Assumed Contracts, but excluding any Liability thereunder to the extent arising out of a breach on or prior to the Closing by the Seller or such Selling Subsidiary of any term or condition of any such Assumed Contract, (b) arising on account of the Buyer’s ownership, lease, operation or use of the Acquired Properties after the Closing, (c) for which the Buyer or its Affiliates receive a proration or other credit at the Closing or (d) for which the Buyer or its Affiliates are otherwise expressly made responsible pursuant to this Agreement or any Transaction Document.

“Benefit Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written.

“Bill of Sale” shall have the meaning set forth in Section 2.4(a)(xiii).

“Books and Records” shall mean, with respect to any Person, originals or copies of all of such Person’s books and records, documents, data and databases, administrative records, complaint logs, policy forms and files, sales records and files, records relating to regulatory matters, customer lists, policy information, correspondence with Governmental Entities, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer generated, recorded or stored) relating to the assets, properties, business, conduct and operations of such Person, including all such items relating to such Person’s legal existence, stock ownership, corporate management or other such corporate records.

“Bulk Sales Laws” shall have the meaning set forth in Section 15.3(b).

“Bulk Sales Stop Order” shall have the meaning set forth in Section 15.3(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Extended Outside Date” shall have the meaning set forth in Section 10.1(c).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.1.

“Buyer Outside Date” shall have the meaning set forth in Section 10.1(c).

“Casualty” shall have the meaning set forth in Section 12.1.

“Casualty Credit” shall have the meaning set forth in Section 12.1(a).

“CC&R’s” means any declaration of covenants, conditions or restrictions or any similar document affecting any Acquired Property.

“CIR I Properties” means the Acquired Properties (as defined, for the purposes of this definition only, in the CIR I Purchase Agreement).

“CIR I Purchase Agreement” means that certain Asset Purchase Agreement dated as of the date hereof by and between Cobalt Industrial REIT, a Texas real estate investment trust, and Buyer.

“CIR III Properties” shall have the meaning set forth in the CIR III Purchase Agreement.

“CIR III Purchase Agreement” means that certain Share Purchase Agreement dated as of the date hereof by and among Cobalt Industrial REIT III, L.P., a Delaware limited partnership, Cobalt Industrial REIT III Parallel Fund, L.P., a Delaware limited partnership, and Buyer.

“Claim” shall have the meaning set forth in Section 15.6(a).

“Closing” shall have the meaning set forth in Section 3.4.

“Closing Cash Consideration” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.4.

“Closing Statement” shall have the meaning set forth in Section 3.3.

“Cobalt Domain Names” shall mean any and all domain names incorporating a Cobalt Mark.

“Cobalt Marks” shall mean “Cobalt,” “Cobalt Capital,” “Cobalt Industrial REIT,” and all variations and derivatives thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with any rules or regulations promulgated thereunder.

“Confidential Information” shall mean any information, in whatever format, concerning the Acquired Properties or the business of the Seller or any of its Subsidiaries other than such information that the Person in possession of such information can demonstrate (a) was otherwise publicly available, (b) becomes known to such Person from a source other than the Seller, which source is not known to such Person to have a duty of confidentiality with respect to such information, or (c) is independently developed by such Person without reliance on or access to any Confidential Information.

“Contract” shall mean any legally binding written agreement, understanding, contract, lease, license, sublicenses, indenture, loan agreement, mortgage, security agreement, management agreement, letter contract, ordering agreement, delivery, purchase or sales order or consensual obligation, promise, undertaking or other commitment, instrument or arrangement.

“Cutoff Time” shall have the meaning set forth in Section 3.5(a).

“Deductible” shall have the meaning set forth in Section 11.4(a).

“Deed” shall have the meaning set forth in Section 2.4(a)(xii).

“Deferred Closing” shall have the meaning set forth in Section 13.1.

“Deferred Closing Cash Consideration” shall have the meaning set forth in Section 13.1(d).

“Deferred Closing Date” shall have the meaning set forth in Section 13.1(c).

“Deferred Property” shall have the meaning set forth in Section 14.2.

“Deficiency” shall have the meaning set forth in Section 16.6.

“Deposit” shall have the meaning set forth in Section 3.2(a).

“Deposit Escrow Agreement” means that certain Deposit Escrow Agreement in the form attached hereto as Exhibit B, with such changes as may be agreed to among the Buyer, the Seller and the Escrow Agent.

“Director” shall have the meaning set forth in Section 15.6.

“Disclosure Schedule” shall mean the Disclosure Schedule which (a) has been prepared by or on behalf of the Seller and (b) is being delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement, which Disclosure Schedule is attached hereto as Exhibit A.

“Dropped Ground Lease Property” shall have the meaning set forth in Section 13.2.

“Environmental Claim” shall mean any written claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Seller or any Subsidiary thereof, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws, regulations, ordinances, requirements of Governmental Entities, and common law, relating to pollution or protection of human health or the environment, (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to (i) Releases or threatened Releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Materials, (iv) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with any rules or regulations promulgated thereunder.

“Escrow Agent” means Republic Title of Texas, Inc. or any successor or permitted assign of such Escrow Agent appointed in accordance with the terms of the Deposit Escrow Agreement or Indemnification Escrow Agreement, as applicable.

“Escrowed Deferred Consideration” shall have the meaning set forth in Section 13.1(b).

“Estimated Proration Statement” shall have the meaning set forth in Section 3.5(b).

“Estoppel” shall mean an estoppel certificate or other statement in the form attached hereto as Exhibit C or otherwise in form and substance reasonably satisfactory to the Buyer and the Buyer’s financing sources from a tenant under a Space Lease, duly executed by the applicable tenant and with the required factual information inserted but with only the following additional changes by the applicable tenant: (a) non-material modifications thereof, (b) such tenant making note of items which constitute Permitted Liens, (c) modifications thereof to conform the same to the applicable Space Lease, and/or (d) such tenant referencing a general condition statement such as “we reserve all rights” (or words of similar import) or limiting its statements “to tenant’s knowledge” (or words of similar import, but excluding reservations relating to specific issues or alleged defaults).

“Excluded Assets” shall have the meaning set forth in Section 2.3(a).

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).

“Excluded Warranties” shall have the meaning set forth in Section 11.3.

“Executive Order” shall have the meaning set forth in Section 4.1(g)(i).

“Existing Loans” shall mean all loans or debt for borrowed money of the Seller or any of its Subsidiaries made with respect to any Acquired Properties, in each case, including all outstanding principal and accrued and unpaid interest thereunder, as evidenced by the principal loan agreements set forth on Schedule 1.1(c), which Existing Loans shall be fully prepaid by the Seller or the applicable Subsidiary prior to or concurrently with the Closing, and which shall thereupon terminate and cease to be in effect.

“Final Indemnification Escrow Release Date” shall mean the date that is the nine (9) month anniversary of the Closing Date.

“Final Proration Period” shall have the meaning set forth in Section 3.5(b).

“Final Settlement Statement” shall have the meaning set forth in Section 3.5(b).

“Financial Statements” shall have the meaning set forth in Section 4.1(cc).

“Financing” shall mean the debt financing provided to the Buyer by its financing sources in connection with the consummation of the transactions contemplated by this Agreement, if any.

“First Indemnification Escrow Release Date” shall mean the date that is the six (6) month anniversary of the Closing Date.

“GAAP” means United States generally accepted accounting principles.

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Governmental Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Ground Lease Estoppel” shall have the meaning set forth in Section 2.4(b)(vii).

“Ground Leases” shall have the meaning set forth in Section 4.1(l)(i)(B).

“Hazardous Materials” shall mean any chemical, pollutant, contaminant, or material, waste or substance, whether hazardous, toxic, deleterious, radioactive, noxious, harmful, or otherwise, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, or other substances that have an adverse effect on human health or the environment.

“Indebtedness” means (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, (b) all obligations with respects to deposits or advances, (c) any Liability relating to any capitalized lease obligation, (d) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (e) all obligations under conditional sale or other title retention agreements relating to the property or assets of such Person, (f) all indebtedness of third parties secured by an Lien on property owned or acquired by such Person, (g) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the consolidated balance sheet of such Person, (h) all obligations for the deferred purchase price of assets, property or services owned by such Person and (i) all indebtedness of others referred to in clauses (a) through (h) above guaranteed by such Person, or in effect guaranteed by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.

“Indemnification Escrow Agreement” means that certain Indemnification Escrow Agreement in the form attached hereto as Exhibit D, with such changes as may be agreed to among the Buyer, the Seller and the Escrow Agent.

“Indemnification Escrow Amount” shall mean $15,240,000.

“Indemnitee” shall have the meaning set forth in Section 11.5.

“Indemnitor” shall have the meaning set forth in Section 11.5.

“Initial Purchase Price” shall have the meaning set forth in Section 3.1.

“Intellectual Property” shall mean all United States and foreign intellectual property, including all (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how and (v) similar proprietary rights.

“ISRA” shall have the meaning set forth in Section 15.6(b).

“knowledge of the Seller” or similar phrase shall mean the actual knowledge (without duty of inquiry) of Graydon Bouchillon, David Broome, Lewis D. Friedland, Holly Losey, Bryan Morland and Mike Wenaas.

“Law” means any applicable statute, law, rule, regulation, code, ordinance, order, judgment or decree of a Governmental Entity.

“Leasing Costs” shall mean, with respect to a particular Space Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, free rent periods, leasing commissions, brokerage commissions, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease.

“Legal Proceeding” means (a) any suit, action, claim, inquiry, audit, investigation or other proceeding at Law or in equity by or before a Governmental Entity or (b) any arbitral action or proceeding.

“Lenders” shall mean the holders of the Existing Loans.

“Liability” shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, whether known or unknown, disputed or undisputed, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” shall mean any lease, title retention agreement, conditional sale agreement, equitable interest, license pertaining to real property, lien (statutory or other), option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting or other Stock Restriction (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership or any other claim or charge, similar in purpose or effect to any of the foregoing.

“Losses” shall have the meaning set forth in Section 11.1.

“LSRP” shall have the meaning set forth in Section 15.6(b).

“Management Agreements” shall have the meaning set forth in Section 4.1(l)(i)(A).

“Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence has or is reasonably likely to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operation of the Acquired Properties, taken as a whole; provided, however, that the following, either alone or in combination, shall be excluded from any determination as to whether a Material Adverse Effect has occurred: (a) any events, changes or occurrences attributable to general economic or political conditions or the securities markets in general, (b) any events, changes or occurrences that are generally applicable to Persons engaged in the industry or any geographic market in which the Acquired Properties are located, (c) any events, changes or occurrences directly attributable to the public announcement of this Agreement or the consummation of the transactions contemplated hereby or arising from the identity of the Buyer or its Affiliates, (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (e) any matter which is disclosed in the Terracon Reports, (f) any changes in applicable Laws or accounting rules (including GAAP) or changes in the interpretation or enforcement of any of the foregoing, (g) any natural or man-made disasters, (h) any failure by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying cause of such failures (subject to the other provisions of this definition) shall not be excluded) or (i) any action taken by the Seller or any of any of its Selling Subsidiaries that is expressly required by this Agreement or taken at the written request of the Buyer, or the failure to take any action by the Seller or any of its Selling Subsidiaries if that action is expressly prohibited by this Agreement; provided that, any of the events, changes or occurrences referred to in clauses (a) or (b) immediately above shall be considered in any determination as to whether a Material Adverse Effect has occurred to the extent any such event, change or occurrence affects the Acquired Properties in a substantially disproportionate manner when compared to the effect of such events, changes or occurrences on other Persons engaged in the industry or geographic market in which the Acquired Properties are located.

“Material Contract” shall have the meaning set forth in Section 4.1(l)(i).

“Non-Recourse Party” shall have the meaning set forth in Section 10.2(b).

“Non-Triggered Purchase Options” shall have the meaning set forth in Section 4.1(r).

“Organizational Documents” shall mean with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter declaration of trust or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Other Purchase Agreements” shall mean (i) the CIR I Purchase Agreement, (ii) the CIR III Purchase Agreement and (iii) that certain Asset Purchase Agreement dated as of the date hereof by and among Cobalt Capital Partners, L.P., a Texas limited partnership, Cobalt Capital Management, L.P., a Texas limited partnership, and Buyer, as such agreements may be amended from time to time.

“Out for Signature Space Lease” means a new lease, license or other agreement granting occupancy rights with respect to any portion of the Acquired Properties, or an amendment, renewal or termination of an existing Space Lease, which is in final form and out for signature to the applicable tenant, as more particularly listed on Schedule 1.1(d).

“Outside Date” shall have the meaning set forth in Section 10.1(d).

“Owner’s Affidavit” shall have the meaning set forth in Section 2.4(a)(viii).

“Parties” means, collectively, the Seller and the Buyer and “Party” means any one of the Seller or the Buyer.

“Payable Termination Event” shall have the meaning set forth in Section 10.2(b).

“Pending Condemnation Proceeding” shall have the meaning set forth in Section 4.1(p).

“Permit” means any authorization, license, permit, approval or certificate issued by a Governmental Entity, and including any professional licenses.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (subject, in any event, to the prorations provisions of Section 3.5), (b) inchoate mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business or for construction work not yet completed and as to which payment is not yet delinquent, (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (d) Liens incurred or in existence in connection with the Existing Loans, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, or any other encumbrances, if any, that either (i) do not materially detract from the value or use of the property encumbered thereby or (ii) are shown on the proforma policies of title insurance with respect to the Acquired Properties agreed to by the Buyer and the Title Company as of the date hereof and (f) Liens created by the Buyer, or its successors and assigns; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, the Seller shall cause all of the following to be discharged on or prior to the Closing Date (and none of the following shall constitute a Permitted Lien if it exists as of the Closing Date): (i) any Liens related to any of the Existing Loans; (ii) any mechanics’, carriers’, workers’ or repairers’ Liens in a fixed, liquidated sum of money; and (iii) any Liens voluntarily created by the Seller or any of its Subsidiaries after the date hereof in breach of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or Governmental Entity.

“Personal Property” shall mean all furniture, fixtures, equipment and other personal property which are now, or hereafter prior to the Closing Date may be, placed in or attached to the Acquired Properties and are used solely in connection with the operation of the Acquired Properties (but not including items which are owned or leased by tenants, leased by the Seller or its Subsidiaries or otherwise owned by third parties).

“Plan Assets” shall mean the assets of a plan within the meaning of 29 C.F.R. § 2510.3-101.

“Prepayment Costs” shall have the meaning set forth in Section 3.9.

“Prorated Items” shall have the meaning set forth in Section 3.5(a).

“Purchase Options” shall have the meaning set forth in Section 4.1(r).

“RAO” shall have the meaning set forth in Section 15.6(b).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Rent Roll” shall have the meaning set forth in Section 4.1(n).

“Representatives” means, as to any Person, its Affiliates, and its and their respective equity holders, officers, directors, managers, employees, counsel, accountants, advisers, consultants, representatives and agents.

“Required Approval” shall have the meaning set forth in the recitals hereto.

“Required Tenant Estoppels” shall have the meaning set forth in Section 9.5.

“Restoration Credit” shall have the meaning set forth in Section 12.1(a).

“Restricted Space Lease” shall mean any proposed lease of space demising all or a portion of any Acquired Property that meets any one or more of the following criteria: (a) such lease demises greater than seventy-five thousand (75,000) rentable square feet in any Acquired Property, (b) such lease is for a term equal to or greater than ten (10) years (including any renewal rights in favor of the applicable tenant), (c) such lease provides for any obligation on the part of the landlord thereunder to expend an amount greater than or equal to Four Hundred Thousand Dollars ($400,000.00) in Leasing Costs, (d) such lease contains a right of first offer, right of first refusal, purchase option or similar option to acquire all or any portion of the applicable Acquired Property in favor of the tenant thereunder or otherwise materially encumbers the Acquired Property other than with respect to a Permitted Lien or (e) the net effective rent under such space lease (taking into account the base rent and contractual rent escalations and any applicable Leasing Costs) is less than the applicable net effective rent shown on the leasing assumption models attached hereto as Exhibit E.

“Royal Cobalt” shall have the meaning set forth in the preamble hereto.

“Scheduled Closing Date” shall have the meaning set forth in Section 3.4.

“Section 3.9 Seller Costs” shall mean the closing costs payable by the Seller with respect to (a) premiums for title insurances policies and (b) transfer, stamp, excise and similar Taxes, in each case under Section 3.9 of this Agreement, Section 3.9 of the CIR I Purchase Agreement and Section 3.9 of the CIR III Purchase Agreement, in the aggregate.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Indemnifiable Event(s)” shall have the meaning set forth in Section 11.1.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.2.

“Seller Insurance Policies” shall have the meaning set forth in Section 4.1(t).

“Seller Intellectual Property” shall have the meaning set forth in Section 4.1(i)(i).

“Seller Representative” shall have the meaning set forth in Section 6.9.

“Selling Subsidiaries” shall have the meaning set forth in the recitals hereto.

“Significant Casualty” shall have the meaning set forth in Section 12.1(b).

“Significant Portfolio Casualty” shall have the meaning set forth in Section 12.1(f).

“Significant Portfolio Taking” shall have the meaning set forth in Section 12.2(f).

“Significant Taking” shall have the meaning set forth in Section 12.2(b).

“SNDA” shall have the meaning set forth in Section 6.6(b).

“SNDA Tenants” shall have the meaning set forth in Section 6.6(b).

“Space Lease” shall have the meaning set forth in Section 4.1(n).

“Stock Restriction” shall mean, with respect to the capital stock or other equity securities of a Person, any option, right of first refusal, right of first offer or restriction of any kind, including any restriction on voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership, but specifically excluding any restrictions imposed by applicable Law.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other entity.

“Taking” shall have the meaning set forth in Section 12.2.

“Taking Credit” shall have the meaning set forth in Section 12.2(a).

“Taking Restoration Credit” shall have the meaning set forth in Section 12.2(a)

“Tax Escrow” shall have the meaning set forth in Section 15.6.

“Tax Notification” shall have the meaning set forth in Section 15.6.

“Tax Returns” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (including, personal, real, tangible and intangible property taxes), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.

“Terracon Reports” shall mean (i) the Cobalt CP Light Industrial Environmental Review prepared by Terracon Consultants, Inc., dated November 5, 2014, including any amendments and revisions thereto, and (ii) those certain Property Condition Reports prepared by Terracon Consultants, Inc., dated November 14, 2014, including any amendments and revisions thereto.

“Third Party Management Contract” means each Contract pursuant to which Seller or any Subsidiary receives management or operation services with respect to any of the Acquired Properties from any third-party operator, manager or management company (which for the avoidance of doubt shall exclude any property management agreements or similar agreements that constitute Affiliate Contracts).

“Title Company” shall mean Republic Title of Texas, Inc. as agent for First American Title Insurance Company, or such other entity as the Parties shall mutually agree.

“Title Policies” shall have the meaning set forth in Section 9.6.

“Transaction Documents” shall mean this Agreement, the exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

“Triggered Purchase Options” shall have the meaning set forth in Section 4.1(r).

“True-Up Accountant” shall have the meaning set forth in Section 3.5(b).

“True-Up Amount” shall have the meaning set forth in Section 3.5(b).

“TTD” shall have the meaning set forth in Section 16.6.

“Unresolved Items” shall have the meaning set forth in Section 3.5(b).

Section 1.2. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The terms “Dollars” and “$” shall mean United States Dollars.

ARTICLE II.

PURCHASE AND SALE OF THE ACQUIRED PROPERTIES; ASSUMPTION OF THE ASSUMED LIABILITIES

Section 2.1. Purchase and Sale of the Acquired Properties. At the Closing, and subject to the terms and conditions set forth herein, the Seller shall, and shall cause its Selling Subsidiaries to sell, convey, transfer, assign and deliver to the Buyer (or its permitted designee), and the Buyer (or its permitted designee) shall purchase or assume, as the case may be, from the Seller or applicable Selling Subsidiary, all right, title and interest of the Seller or such Selling Subsidiary in and to all of the Acquired Properties, free and clear of any Lien other than Permitted Liens.

Section 2.2. Assumption of Assumed Liabilities. At the Closing, as additional consideration for the Acquired Properties, from and after the Closing, but subject to the terms and conditions set forth herein, the Buyer (or its permitted designee) shall assume and thereafter will pay, perform and discharge when due the Assumed Liabilities.

Section 2.3. Excluded Assets and Excluded Liabilities.

(a) Notwithstanding anything contained in Section 2.1 to the contrary, there shall not be sold, assigned, transferred, conveyed and delivered to the Buyer (or its permitted designee) hereunder any properties or assets other than the Acquired Properties, and there shall be retained by the Seller all such other properties or assets other than the Acquired Properties, including but not limited to, the following (collectively, the “Excluded Assets”), without duplication:

(i) any cash and cash equivalent balances of the Seller or its Subsidiaries other than cash security deposits to the extent the same are delivered to the Buyer (or its permitted designee) at Closing in accordance with Annex B;

(ii) all checking accounts, bank accounts, certificates of deposit and time deposits of the Seller and its Subsidiaries;

(iii) any minute books, Tax Returns or other corporate documents or Books and Records of the Seller and its Subsidiaries that do not relate to the Acquired Properties or the Assumed Liabilities;

(iv) all losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes for the taxable periods (or portions thereof) ending on or before the Closing Date;

(v) any Contract pursuant to which the Seller or its Subsidiaries has incurred Indebtedness, whether to finance the operations of the Seller’s business, the Excluded Assets or otherwise;

(vi) all Contracts other than the Assumed Contracts;

(vii) all rights of the Seller under this Agreement and the other Transaction Documents or any amendments hereto or thereto; and

(viii) all past, present or future claims, causes of action and rights by the Seller under, or with respect to this Agreement or against third parties to the extent relating to any Excluded Asset or Excluded Liability.

(b) Notwithstanding anything to the contrary contained herein, the Seller shall be responsible for all of the liabilities and obligations that are not Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, and except as otherwise expressly set forth in Section 2.2 above, the Buyer shall not assume any of the following, all of which shall be Excluded Liabilities for all purposes of this Agreement:

(i) any Liability of the Seller or its Subsidiaries to be paid, performed, satisfied or discharged prior to the Closing, or arising out of a breach on or prior to the Closing, under the Assumed Contracts, other than those for which the Buyer receives a credit at Closing pursuant to Section 3.5 of this Agreement;

(ii) any Liability related to the ownership, lease, operation or use of the Acquired Properties prior to the Closing other than those for which the Buyer receives a credit at Closing pursuant to Section 3.5 of this Agreement;

(iii) any Liability for which the Seller or its Affiliates are made responsible pursuant to this Agreement or any Transaction Document;

(iv) any Liability for Taxes of the Seller and its Subsidiaries (or any predecessors thereof) for any taxable period, except to the extent that the Buyer received a credit therefor at Closing pursuant to Section 3.5 of this Agreement;

(v) any Liability for Taxes relating to the Acquired Properties attributable to any taxable period ending on or before the Closing Date and for the portion of any taxable period ending at the close of business on the Closing Date (determined as provided in Section 3.5 and except to the extent that the Buyer received a credit therefor at Closing pursuant to Section 3.5 of this Agreement);

(vi) any Liability with respect to Affiliate Contracts;

(vii) any Liability related to the Excluded Assets; and

(viii) any expenses incurred or payable directly or indirectly by the Seller or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement or the process of selling the Acquired Properties, including, without limitation, (i) any fees and expenses of legal counsel, accountants, investment bankers or consultants and (ii) any bonus, change of control, non-compete, severance, transaction payment or similar payment that becomes payable by the Seller or its Subsidiaries to any Person as a result of the transactions contemplated by this Agreement that remains unpaid as of the Closing.

Section 2.4. Certain Closing Deliveries. At the Closing, the parties hereto shall take the following actions:

(a) the Seller shall deliver (or cause to be delivered) to the Buyer (or, at the Buyer’s election, a designee of Buyer):

(i) the certificates contemplated in Section 9.2 and Section 9.3;

(ii) to the extent not previously delivered to the Buyer, copies of all consents of any Governmental Entity obtained by the Seller in connection with the transactions contemplated by this Agreement;

(iii) copies (or originals where possible) of all consents required by Section 9.4;

(iv) a duly executed counterpart to the Closing Statement;

(v) a duly executed counterpart to the joint written instructions to the Escrow Agent, directing the Escrow Agent to disburse the Deposit in accordance with Section 3.2;

(vi) an affidavit that the Seller and each Selling Subsidiary is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, substantially in the form of Exhibit F attached hereto;

(vii) to the extent there are any Ground Leases, estoppel certificates, duly executed by each landlord under such Ground Leases, substantially in the form of Exhibit G attached hereto or such other form as may be permitted or required under the Ground Leases;

(viii) a duly executed and acknowledged counterpart to an owner’s title affidavit, substantially in the form of Exhibit H attached hereto with respect to each of the Acquired Properties (the “Owner’s Affidavit”);

(ix) with respect to the transactions contemplated hereunder, all transfer tax returns to the extent required by Law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Seller and Buyer and duly executed by the Seller;

(x) an executed and acknowledged incumbency certificate from the Seller certifying the authority of the officers of the Seller to execute this Agreement and the other documents delivered by the Seller to the Buyer at Closing;

(xi) direction letters to each tenant of the Acquired Properties stating that such tenant’s rent should be directed to the accounts set forth in such notices; and

(xii) with respect to each Acquired Property, a duly executed counterpart to a deed substantially in the form of Exhibit I attached hereto (the “Deed”)

conveying the fee estate in such Acquired Property, with such modifications as are required by local Law or custom so that such Deed will be in recordable form and be the equivalent of a so-called “special warranty” deed in the applicable local jurisdiction;

(xiii) a duly executed counterpart to a bill of sale substantially in the form of Exhibit J attached hereto (the “Bill of Sale”), transferring to the Buyer all of its or the applicable Selling Subsidiaries’ right, title and interest in, to and under the Personal Property;

(xiv) a duly executed counterpart to an assignment and assumption agreement substantially in the form of Exhibit K attached hereto (the “Assignment and Assumption”), transferring to the Buyer all of the Seller’s right, title and interest in, to and under the Asset-Related Property (other than the Personal Property);

(xv) a duly executed counterpart to the Indemnification Escrow Agreement; and

(xvi) such additional certificates, resolutions, instruments and agreements as may be reasonably requested by the Buyer or the Title Company in connection with the transactions contemplated hereby.

(b) The Buyer shall deliver to the Seller:

(i) a wire transfer of the Seller’s allocation of the Closing Cash Consideration, as set forth on the Closing Statement or as otherwise directed by the Seller in writing at least two (2) Business Days prior to the Closing Date;

(ii) the certificates contemplated in Section 8.2 and Section 8.3;

(iii) to the extent not previously delivered to the Seller, copies of all consents of any Governmental Entity obtained by the Buyer in connection with the transactions contemplated by this Agreement;

(iv) a duly executed counterpart to the Closing Statement;

(v) a duly executed counterpart to the joint written instructions to the Escrow Agent, directing the Escrow Agent to disburse the Deposit in accordance with Section 3.2;

(vi) an executed and acknowledged incumbency certificate from the Buyer certifying the authority of the officers of the Buyer to execute this Agreement and the other documents delivered by the Buyer to the Seller at Closing;

(vii) estoppel certificates, duly executed by each landlord under the Ground Leases, substantially in the form of Exhibit G attached hereto or such other form as may be permitted or required under the Ground Lease (a “Ground Lease Estoppel”);

(viii) a duly executed counterpart to the Bill of Sale;

(ix) a duly executed counterpart to the Assignment and Assumption;

(x) a duly executed counterpart to the Indemnification Escrow Agreement;

(xi) all transfer tax returns and declarations to the extent required by Law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Seller and the Buyer and duly executed by the Buyer; and

(xii) such additional certificates, resolutions, instruments and agreements as may be reasonably requested by the Seller or the Title Company in connection with the transactions contemplated hereby.

ARTICLE III.

PURCHASE PRICE

Section 3.1. Consideration. The aggregate consideration payable by the Buyer to the Seller at the Closing for the Acquired Properties shall be the assumption of the Assumed Liabilities, together with an amount in cash equal to $762,000,000 (the “Initial Purchase Price”), which such amount shall be increased or decreased, as applicable, by the amount of the Prorated Items as of the Closing Date allocable to the Seller or as otherwise set forth herein (the amounts determined as a result of the foregoing calculation or as otherwise adjusted pursuant to the terms of this Agreement, the “Closing Cash Consideration”). The Closing Cash Consideration shall be paid to the Seller by the Buyer at the Closing by wire transfer of immediately available funds to the account or accounts of the Seller set forth on Schedule 3.1 pursuant to Section 3.2(b) based on the calculation thereof in the Closing Statement, and it shall be subject to adjustment following the Closing pursuant to Section 3.5(b).

Section 3.2. Deposit; Payment on Closing.

(a) No later than the second (2nd) Business Day following the date hereof, the Buyer shall deposit $9,525,000 with the Escrow Agent (together with all interest and earnings thereon and as the same may be increased pursuant to Section 10.1(c), the “Deposit”). The Deposit shall be held in a segregated account in accordance with the provisions of the Deposit Escrow Agreement. If the Closing occurs, the Deposit shall be disbursed to the Seller at the Closing and shall be applied against the Closing Cash Consideration in accordance with the joint written instructions executed by the parties. For the avoidance of doubt, except in accordance with the express provisions of this Agreement and the Deposit Escrow Agreement, the Deposit shall be held by the Escrow Agent and shall not be released by the Escrow Agent unless and until the Closing occurs. Notwithstanding the foregoing, if the Closing does not occur or if this Agreement otherwise terminates, the Deposit shall be disbursed as provided in this Agreement.

(b) On the Closing Date, the Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds, the Closing Cash Consideration, less (i) the Deposit, (ii) amounts withheld pursuant to Section 3.8, to be disbursed by the Escrow Agent in accordance with this Section 3.2 and (iii) an amount, if any, by which the cost of prepaying the Existing Loans exceeds the amount calculated pursuant to the methodology forth on Schedule 3.2(b). Without limiting the foregoing, but in furtherance thereof, the Buyer and the Seller hereby agree that on the Closing Date, the Escrow Agent shall be instructed pursuant to a customary closing escrow instruction letter to disburse such amounts in accordance with the Closing Statement approved by the Buyer and the Seller in accordance with Section 3.3 and prepared consistent with the terms of this Agreement, which shall provide, among other things, that the Indemnification Escrow Amount shall be retained by the Escrow Agent in accordance with the terms of this Agreement and the Indemnification Escrow Agreement.

Section 3.3. Closing Statement. No later than five (5) Business Days prior to the Closing, the Seller shall cause to be prepared and delivered to the Buyer for the Buyer’s review and approval a statement, setting forth the Seller’s good faith calculation of the Closing Cash Consideration, and attaching the Estimated Proration Statement pursuant to Section 3.5(b) (collectively with such attachment, the “Closing Statement”). If such Closing Statement is prepared in good faith, absent manifest error, the amounts set forth in the Closing Statement shall control. Following the Closing, any unresolved disputes with respect to matters set forth in the Closing Statement shall be resolved pursuant to the procedures set forth in Section 3.5(b).

Section 3.4. Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the Acquired Properties and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, counsel for the Buyer, at 787 Seventh Avenue, New York, New York 10019, on the second Business Day after the satisfaction (or waiver) of the conditions set forth in Article VIII and IX (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other location and on such other date as the Seller and the Buyer may mutually agree (such date, as it may be adjourned pursuant to this Agreement, the “Scheduled Closing Date” and the date on which the Closing actually occurs, the “Closing Date”).

Section 3.5. Proration Calculation Principles.

(a) The items set forth on Annex B attached hereto (collectively, the “Prorated Items”) shall be prorated between the Buyer and the Seller as of 11:59 P.M. on the day preceding the Closing (the “Cutoff Time”), based upon a 365-day year, with the Buyer being deemed to be the indirect owner of the Acquired Properties during the entire day of the Closing Date and being entitled to receive all operating income of the Acquired Properties, and being obligated to pay all operating expenses of the Acquired Properties, with respect to the Closing Date.

(b) All of the Prorated Items that can be determined or estimated as of the Cutoff Time shall be so determined or estimated by Seller at least five (5) Business Days prior to the Closing in a statement (the “Estimated Proration Statement”) which shall be attached to, and form a part of, the Closing Statement delivered by the Seller to Buyer pursuant to Section 3.3. The Estimated Proration Statement shall include a detailed breakdown of the Prorated Items and shall be prepared in a manner consistent with the calculation principles and procedures set forth in Section 3.5(a); provided, however, the Estimated Proration Statement shall not include the final cash accounting described in Item (iii) of Annex B attached hereto, which shall be finalized and included on the Closing Statement on the Closing Date. On or prior to the date that is four (4) months following the Closing Date, the Buyer shall prepare and issue to the Seller an updated proration report and closing statement (the “Final Settlement Statement”) prepared in a manner consistent with the calculation principles and procedures set forth in Section 3.5(a), and which shall adjust those Prorated Items and other items on the Closing Statement (A) which were not apportioned on the Estimated Proration Statement or Closing Statement because of the unavailability of information, (B) which were apportioned on the Estimated Proration Statement or Closing Statement based upon estimated, inaccurate or incomplete information, or (C) for which manifest errors existed on the Estimated Proration Statement or Closing Statement. The Buyer and the Seller shall each have the right to have their respective accountants review drafts of the Final Settlement Statement such that the Final Settlement Statement accurately reflects the operations of the Acquired Properties on the Closing Date, and the Buyer shall provide the Seller and its Representatives reasonable access during normal business hours in such a manner as not unreasonably to interfere with the normal operations of the Acquired Properties or the Buyer’s principal place of business where such Books and Records are maintained to review such Books and Records to enable the Seller to audit the same with respect to the Final Settlement Statement. The Parties shall meet to come to a final determination of the accuracy of the Final Settlement Statement within thirty (30) days (“Final Proration Period”) after the issuance of the Final Settlement Statement. Unless any matters remain in dispute upon the expiration of the Final Proration Period, then within five (5) days of such expiration, the Seller or the Buyer, as the case may be, shall pay to the other the amount as may be required by the Final Settlement Statement (the “True-Up Amount”). If any matters remain in dispute (the “Unresolved Items”) at the expiration of any Final Proration Period, then the Accountant (or, if at the time of such dispute the Accountant is performing audit or other services for the Seller or the Buyer, then such other independent accounting firm of recognized national standing which is not providing such services to the Seller or the Buyer at such time and is otherwise mutually selected by the Seller and the Buyer) shall resolve such Unresolved Items, acting as an expert and not an arbitrator, but in no case shall they review or propose any resolution for any matters that are not Unresolved Items. If neither the Accountant nor any such mutually selected accounting firm is willing and able to serve in such capacity, then the Seller shall within ten (10) days deliver to the Buyer a listing of three other accounting firms of recognized national or regional standing and the Buyer shall within ten (10) days after receipt of such list, select one of such three accounting firms, provided that the firm ultimately selected may not be performing audit or other services for the Seller or the Buyer at such time (such firm as is ultimately selected pursuant to the aforementioned procedures being the “True-Up Accountant”). The Buyer and the Seller shall use commercially reasonable efforts to cause the True-Up Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after such Unresolved Items are submitted for review. The True-Up Accountant shall make a determination with respect to the Unresolved Items only and shall be limited to those adjustments, if any, that need to be made in order for the Final Settlement Statement to comply with the standards referred to in this Section 3.5. In no event shall the True-Up Accountant’s determination of any Unresolved Items be outside the range of the Buyer’s and the Seller’s disagreement. The determination of the True-Up Accountant shall be final, binding and conclusive for all purposes hereunder absent manifest error. Such amounts as finally determined by the True-Up Accountant shall be used to determine the True-Up Amount, which shall be paid by the applicable Party within five (5) days of the True-Up Accountant’s determination. Upon payment of the True-Up Amount pursuant to this Section 3.5(b), such True-Up Amount shall be deemed final and binding on the Parties and except as otherwise expressly set forth in this Agreement there shall be no further adjustment between the Seller and the Buyer for income and expenses.

(c) The Buyer and the Seller shall share the fees and expenses of the True-Up Accountant in inverse proportion to the relative amounts of the Unresolved Items determined in favor of such Party, in accordance with the following formulas: (i) the Seller shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of the Buyer and the denominator of which is the total dollar amount of Unresolved Items and (ii) the Buyer shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of the Seller and the denominator of which is the total dollar amount of Unresolved Items. The provisions of this Section 3.5 shall survive the Closing.

Section 3.6. Purchase Price Allocation.

(a) The Parties agree that the Initial Purchase Price shall be allocated among the Acquired Properties and the Assumed Liabilities as set forth in Annex C attached hereto (the “Allocated Asset Values”) and the Buyer and the Seller shall, prior to Closing, adjust the Allocated Asset Values as reasonably determined by the Parties to reflect the adjustments to the Closing Cash Consideration that are made pursuant to this Agreement. The Buyer and the Seller shall, and shall cause its Subsidiaries to, (a) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Internal Revenue Code) with respect to the Allocated Asset Values, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Closing Cash Consideration, and (b) file all federal, state and local Tax Returns and related tax documents consistent with such Allocated Asset Values.

(b) Notwithstanding anything to the contrary contained herein, the Buyer shall have the unilateral right from time to time to adjust the Allocated Asset Values (an “AAV Adjustment”) upon written notice to the Seller delivered on or before December 4, 2014, provided that (i) any AAV Adjustment shall not result in a change to the Initial Purchase Price and (ii) any AAV Adjustment shall be proposed for a valid business purpose and not solely with the intent of either (a) decreasing the costs payable by the Buyer pursuant to Section 3.9 hereof or (b) decreasing the overall Closing Cash Consideration payable by the Buyer in accordance with the terms hereof by (I) increasing the Allocated Asset Value of an Acquired Property that is subject to an Purchase Option which is exercised or expected to be exercised or (II) decreasing the Allocated Asset Value of an Acquired Property that suffers a Casualty or Taking. Notwithstanding the foregoing, in the event that the Section 3.9 Seller Costs actually exceed the Adjusted Closing Costs Threshold as a result of any AAV Adjustments made pursuant to this Section 3.6, Section 3.6 of the CIR I Purchase Agreement or Section 3.6 of the CIR III Purchase Agreement, then the Initial Purchase Price shall be increased by the amount by which such closing costs exceed the Adjusted Closing Costs Threshold.

Section 3.7. Indemnification Escrow Amount.

(a) The Indemnification Escrow Amount shall be available to satisfy any Losses for which indemnification is provided by the Seller in accordance with and subject to the terms and conditions of Article XI.

(b) Pursuant and subject to the terms of this Agreement and the Indemnification Escrow Agreement, the Buyer shall on the First Indemnification Escrow Release Date, instruct the Escrow Agent to pay to the Seller an amount equal to 50% of the Indemnification Escrow Amount, if any, less any portion thereof that has been used to satisfy any amounts payable by the Seller for any Loss pursuant to Article XI or that is subject to a pending claim pursuant to Article XI.

(c) Pursuant and subject to the terms of this Agreement and the Indemnification Escrow Agreement, the Buyer shall on the Final Indemnification Escrow Release Date, instruct the Escrow Agent to pay to the Seller an amount equal to the remaining Indemnification Escrow Amount, if any, less any portion thereof that is subject to a pending claim pursuant to Article XI.

Section 3.8. Withholding Rights. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to the Seller pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment to the Seller under the Code, or under any provision of Tax Law; provided that, the Buyer shall give prior written notice of such withholding to the Seller at least two (2) days prior to such withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by the Buyer.

Section 3.9. Closing Costs. In connection with the Closing, Buyer shall bear the costs, fees and expenses required to be incurred in connection with, or arising as a result of, (a) any lender’s policies with respect to the Acquired Properties or (b) any survey costs, environmental report costs or any other costs related to Buyer’s diligence of or access to the Acquired Properties. All transfer, stamp, excise and similar Taxes and all documentary and recording fees and charges incident to the sale of the Acquired Properties (including any such Taxes determined to be payable after the Closing in connection with a post-Closing audit by any Governmental Entity) shall be borne by the Parties in accordance with local custom as set forth on Annex D attached hereto. Any premiums for base owner’s title policies or leasehold title policies shall be borne by the Parties in accordance with local custom as set forth on Annex D attached hereto; provided that, any fees or costs related to title policy endorsements or extended coverages shall be borne by the Buyer. The costs, fees and expenses required to be incurred in connection with the engagement of the Escrow Agent shall be borne equally by the Seller, on one hand, and the Buyer, on the other. All other costs incurred at the Closing shall be borne in accordance with local custom. Notwithstanding anything to the contrary herein, Buyer shall bear the cost of any prepayment, breakage or exit fees or penalties incurred by Seller to prepay the Existing Loans pursuant to the express terms and conditions of the documents evidencing such Existing Loans (such amounts, the “Prepayment Costs”); provided, however, that Seller shall provide to Buyer such evidence of the Prepayment Costs as Buyer may reasonably request, including but not limited to Lender-prepared payoff letters; and provided, further, however, that in no event shall the Prepayment Costs to be paid by Buyer pursuant to this Section 3.9 exceed such amount as calculated pursuant to the methodology set forth on Schedule 3.2(b). The Closing Cash Consideration shall be increased by the amount of the Prepayment Costs.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 4.1. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer , except as otherwise set forth in the Disclosure Schedule, as follows:

(a) Formation; Existence. The Seller and each Subsidiary of the Seller is a real estate investment trust or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b) Power and Authority. The Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of the Seller. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which the Seller is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by the Seller and constitutes, or in the case of such Transaction Documents, will constitute a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Conflict.

(i) Except as set forth on Schedule 4.1(c)(i), none of the execution and delivery by the Seller of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents, (ii) conflict with, or result in any violation of, any Law or (iii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Contract to which the Seller is a party or by which the Seller or its properties or assets are bound, except, in the case of clauses (ii) and (iii), for such conflicts, violations, defaults, terminations or cancellations as would not, individually or in the aggregate, result in a Material Adverse Effect.

(ii) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to (except for customary filings and notifications in connection with the recordation of any Deed to be made in accordance with the terms of this Agreement) any Governmental Entity is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation by the Seller of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, prevent or materially delay the ability of the Seller to enter into and perform (in all material respects) its obligations under this Agreement or the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

(d) Tax Matters. The Seller and each of its Subsidiaries, with respect to the ownership, operation and use of the Acquired Properties have (A) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Entities all income and other material Tax Returns required to be filed by it; and (B) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes reflected on their Tax Returns, except, in each case, as would not result in a Lien on any Acquired Property or any transferee liability for unpaid Taxes for the Buyer.

(e) Affiliate Agreements. None of the Assumed Contracts constitute Affiliate Contracts.

(f) Bankruptcy. Neither the Seller, nor any of its Subsidiaries, has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of its assets, which remains pending.

(g) Anti-Terrorism Laws.

(i) Neither the Seller nor, to the knowledge of the Seller, any of its Affiliates is in violation of any Laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii) Neither the Seller nor, to the knowledge of the Seller, any of its Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies.

(iii) Neither the Seller nor, to the knowledge of the Seller, any Subsidiary thereof, nor any Person controlling or controlled by the Seller or its Subsidiaries, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(h) Litigation. Except as set forth on Schedule 4.1(h), there (a) are no Legal Proceedings pending or, to the knowledge of the Seller, threatened by any Person, against the Acquired Properties or Seller or any of its Subsidiaries with respect to the Acquired Properties and (b) is no outstanding order or unsatisfied judgment against the Acquired Properties or Seller or any of its Subsidiaries with respect to the Acquired Properties from any Governmental Entity, in each case, seeking injunctive relief or damages in excess of $250,000 with respect to any one Acquired Property or which would reasonably be likely to have a material adverse effect on the post-Closing operations of the Acquired Properties.

(i) Intellectual Property.

(i) To the knowledge of the Seller, (a) the conduct of the business of the Seller and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (b) with respect to Intellectual Property used by, owned by or licensed to the Seller or any Subsidiary thereof (the “Seller Intellectual Property”), the Seller or its Subsidiary owns the entire right, title and interest in the Seller Intellectual Property purported to be owned by the Seller or such Subsidiary and has the right to use the other Seller Intellectual Property in the continued operation of its business as currently conducted and (c) no third party is infringing or otherwise violating the Seller Intellectual Property rights. The Seller has not received any written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any third-party Intellectual Property by the Seller or pertaining to any Seller Intellectual Property.

(ii) Schedule 4.1(i)(ii) accurately identifies: (a) each registration and application for Intellectual Property owned by the Seller, (b) the jurisdiction in which such item has been registered or filed and the applicable application, registration, or serial or other similar identification number and (c) all material Intellectual Property exclusively licensed to the Seller. To the knowledge of the Seller, all Intellectual Property listed on Schedule 4.1(i)(ii) is subsisting, enforceable and valid.

(iii) The Seller has not granted to any third party any right or license to use any Cobalt Mark, Cobalt Domain Name, or any other Seller Intellectual Property owned by the Seller.

(j) Brokers’ Fees. Except as set forth on Schedule 4.1(j), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with the Seller, any Subsidiary of the Seller or any of their respective Affiliates.

(k) Not a Foreign Person. The Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

(l) Contracts.

(i) Schedule 4.1(l) sets forth a correct and complete list of the following Contracts (including all material amendments, modifications and supplements thereto) binding on the Seller or any of its Subsidiaries or any of the Acquired Properties (each Contract that is required to be listed on Schedule 4.1(l), a “Material Contract”):

(A) each Contract (collectively, the “Management Agreements”) pursuant to which the Seller or any Subsidiary thereof (i) receives management or operation services from any operator, manager or management company, in each case, with respect to any of the Acquired Properties and (ii) requires annual payments in excess of $100,000 and (iii) is not terminable on 30 days’ notice or less without penalty or premium;

(B) each Contract pursuant to which the Seller or any Subsidiary thereof leases any of the Acquired Properties from a third-party landlord (collectively, the “Ground Leases”);

(C) each Space Lease;

(D) each Assumed Contract which is not terminable on 30 days’ notice or less without penalty or premium;

(E) each Contract pursuant to which the Seller or any Subsidiary thereof is party to a tax abatement agreement or similar “payment in lieu of taxes” arrangement with respect to any Acquired Property;

(F) each Contract that materially limits or purports to materially limit the ability to compete in any line of business or in any geographic area (excluding any restrictions contained in any Space Lease with respect to the use of the Acquired Property to which such Space Lease applies).

(G) each Contract with Governmental Entities; and

(H) each joint venture or partnership Contract, to the extent such Contract is an Assumed Contract.

(m) Except with respect to the Space Leases, which are addressed in Section 4.1(n) below, each Material Contract represents the legally valid and binding obligation of the Seller or its Subsidiary party thereto, and, to the knowledge of the Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. None of the Seller or its Selling Subsidiaries or, to the knowledge of the Seller, any other party or parties to any Material Contract (excluding Space Leases) is in material breach of or material default under any Material Contract, and, to the knowledge of the Seller, there is no event which with the giving of notice, the passage of time or both would constitute a material breach of or material default under any Material

Contract. The Seller has provided the Buyer with true, correct and complete copies of the Material Contracts (including all amendments and supplements thereto).

(n) Space Leases. Attached hereto as Schedule 4.1(n-1) is a true and correct (in all material respects) rent roll (the “Rent Roll”) showing the applicable, expiration dates, and rent obligations under any leases, licenses or other agreements granting occupancy rights with respect to any portion of the Acquired Properties to any Person (the “Space Leases”). As of the date of the Rent Roll, the Space Leases listed on the Rent Roll in all material respects (i) constitute all the leases, licenses and occupancy agreements relating to the Acquired Properties under which the Seller or any of its Selling Subsidiaries is the holder of the landlord’s or licensor’s interest, (ii) have not been modified, supplemented, amended or guaranteed except as stated on Schedule 4.1(l), and (iii) contain the entire agreement between the relevant landlord and tenant or licensor and licensee named therein. Neither Seller nor any of its Subsidiaries have received written notice from any tenant under the Space Leases that such tenant is entitled to an offset or deduction of the rent payable under its Space Lease (excluding any rent abatements expressly set forth in such Space Lease). Each Space Lease represents the legally valid and binding obligation of the Seller or its Subsidiary party thereto, and, to the knowledge of such Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. True and complete copies of such Space Leases and all amendments and guaranties thereof have been made available to the Buyer. Schedule 4.1(n-2) contains a true and complete list of all Leasing Costs that are outstanding as of the date hereof. Schedule 4.1(n-3) contains a true and complete (in all material respects) list of all security deposits (whether in the form of cash, letter of credit or otherwise) held by the Seller or any of its Selling Subsidiaries under such Space Leases. Except as set forth on r Schedule 4.1(n-4), as of the date hereof, neither the Seller nor any of its Selling Subsidiaries has delivered any written notice of monetary or non-monetary default with respect to any Space Lease that has not been cured, rescinded or waived. Except as set forth on Schedule 4.1(n-4), to the knowledge of the Seller, Seller has received no notice from any tenants requesting audits of any of the Books and Records of any of the Acquired Properties and no such audits remain outstanding or unresolved. To the knowledge of the Seller, except as set forth on Schedule 4.1(n-5), there are no subleases relating to the Acquired Properties.

(o) Brokerage Agreements. To the knowledge of the Seller, there are no outstanding brokerage agreements with respect to the Space Leases to which the Seller or any of its Subsidiaries is party other than those set forth on Schedule 4.1(o). As of the date hereof, except as set forth on Schedule 4.1(o), there are no brokerage commissions due for the current terms of the existing Space Leases.

(p) Condemnation. Except as set forth on Schedule 4.1(p), there are no pending condemnations or eminent domain proceedings affecting any Acquired Property (each a “Pending Condemnation Proceeding”), and to the knowledge of the Seller, no such action is threatened in writing against the Seller’s or its Selling Subsidiaries’ Acquired Property. Schedule 4.1(p) sets forth the status of each Pending Condemnation Proceeding as of the date hereof.

(q) Compliance with Law; Permits.

(i) Except as would not result in a Material Adverse Effect or as disclosed in the Terracon Reports, the Seller and its Subsidiaries have conducted their business and operated and used all of the Acquired Properties in compliance with all applicable Laws, and no event has occurred or circumstances exist that (with or without notice or lapse of time) would constitute or result in a material violation by the Seller or its Subsidiaries of any applicable Laws. Since January 1, 2011, no written notice has been received by the Seller, its Subsidiaries or, to the knowledge of the Seller, the manager of the respective Acquired Properties alleging a material violation of, or material Liability under, any Laws (excluding Environmental Laws and Tax Laws) which has not either been resolved or waived.

(ii) Schedule 4.1(q)(ii) sets forth a list of all such material Permits necessary for the conduct of the Seller’s business as presently conducted, and the Seller has made available to the Buyer true and complete copies of all such material Permits. Except as set forth on Schedule 4.1(q)(ii), (i) each such Permit is in full force and effect, (ii) the Seller and its respective Subsidiaries are in material compliance with the terms, provisions and conditions thereof and (iii) the Seller has received no written notices of noncompliance affecting any such Permits.

(r) Purchase Options. Except as set forth on Schedule 4.1(r)-1, neither the Seller nor any of its Subsidiaries has granted, and to the knowledge of the Seller, no Person has any purchase option, right of first refusal, right of first offer or similar right to acquire all or any portion of the Seller’s or its Selling Subsidiaries’ Acquired Properties which is triggered or otherwise becomes effective due to the execution of this Agreement or the transactions contemplated hereby (the “Triggered Purchase Options”). Schedule 4.1(r)-1 sets forth the status of each Triggered Purchase Option as of the date hereof. Except for the Triggered Purchase Options and as set forth on Schedule 4.1(r)-2, neither the Seller nor any of its Subsidiaries has granted, and to the knowledge of the Seller, no Person has any purchase option, right of first refusal, right of first offer or similar right to acquire all or any portion of the Seller’s or its Selling Subsidiaries’ Acquired Properties (the “Non-Triggered Purchase Options” and together with the Triggered Purchase Options, the “Purchase Options”).

(s) Environmental Matters.

(i) Except as disclosed in the Terracon Reports, neither the Seller nor any of its Subsidiaries has received written notice from any Governmental Entity of any violation of Environmental Laws with respect to the Acquired Properties which has not been cured. To the knowledge of the Seller, neither the Seller nor any of its Subsidiaries has committed any act or omission that could give rise to Liability under any Environmental Law.

(ii) There is no Environmental Claim pending or, to the knowledge of the Seller, threatened against the Seller and any of its Selling Subsidiaries or, to the knowledge of the Seller, against any Person whose liability for any Environmental Claim any of the Seller and any of its Selling Subsidiaries has contractually retained or assumed.

(iii) Subject to Section 15.6, to the knowledge of the Seller, neither the Seller nor any of its Selling Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any Permit required or necessary for any operations or business of the Seller and any of its Selling Subsidiaries under Environmental Law.

(t) Insurance. Schedule 4.1(t) lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, and other forms of insurance applicable to the Seller or its Subsidiaries or the Acquired Properties (the “Seller Insurance Policies”). Neither the Seller, nor any of its Subsidiaries, has received notice of cancellation of or default under any such insurance. There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

(u) Title. To the knowledge of the Seller, the Seller and its Subsidiaries own and have good title to, or a valid leasehold interest in, all material tangible personal property included in the Acquired Properties, free and clear of all Liens other than Permitted Liens.

(v) Real Property. Schedule 4.1(v) lists Seller and the Seller Subsidiaries and the Acquired Property owned by each, which is owned by the Seller and the Seller Subsidiaries in either fee simple or as a ground lessee, as applicable (to the extent the same constitutes real property), which fee or ground leasehold interest is subject in each case only to Permitted Liens. The Seller and each Seller Subsidiary do not own any real property other than as set forth on Schedule 4.1(v). Except pursuant to the Ground Leases, there is no real property leased, licensed or subleased or otherwise used or occupied by such Seller or any of such Seller’s Subsidiaries as a tenant. Except pursuant to the Management Agreements, Ground Leases or Space Leases, true and complete copies of which have been provided to the Buyer, and except for Permitted Liens, no Person other than the Seller and such Subsidiaries has the right to use or occupy the Acquired Properties as of the date hereof. Except as set forth on Schedule 4.1(v), to the knowledge of the Seller, as of the date hereof, there are no pending, and the Seller has not received any written notice of any threatened, condemnation proceedings with respect to the Acquired Properties.

(w) Ground Leases. The Ground Leases listed on Section 4.1(w) constitute all the ground leases relating to the Acquired Properties, (ii) have not been modified, supplemented or amended except as stated in Schedule 4.1(w) and (iii) contain the entire agreement between the relevant landlord and tenant named therein. True and complete copies of such Ground Leases have been made available to the Buyer. Except as set forth on Schedule 4.1(w), as of the date hereof, (x) to the knowledge of the Seller, there are currently no monetary or material non-monetary defaults beyond the expiration of applicable notice and cure periods under the Ground Leases; (y) neither the Seller nor any of its Subsidiaries has received any written notice of default under any such Ground Leases that has not been cured, rescinded or waived; and (z) to the knowledge of the Seller, there is no event which with the giving of notice, the passage of time or both would constitute a default under any such Ground Lease.

(x) CC&Rs. Except as set forth on Schedule 4.1(x), as of the date hereof, (x) to the knowledge of the Seller, there are currently no monetary or material non-monetary defaults beyond the expiration of applicable notice and cure periods under the CC&R’s; (y) neither the Seller nor any of its Subsidiaries has received any written notice of default under any CC&R’s that has not been cured, rescinded or waived; and (z) to the knowledge of the Seller, there is no event which with the giving of notice, the passage of time or both would constitute a default under any CC&R.

(y) Out for Signature Space Leases. Schedule 4.1(y) contains a true, correct and complete list of all Out for Signature Space Leases, and the Seller has provided to Buyer true and complete copies of each such Out for Signature Space Lease. Other than as set forth on Schedule 4.1(y), there are no leases, licenses or other agreements granting occupancy rights, or amendments or modifications thereto, with respect to any portions of the Acquired Properties that are out for signature.

(z) Organization; Authorization and Enforceability.

(i) Each Selling Subsidiary is the type of entity set forth across from its name on Schedule 4.1(z), duly organized, validly existing and in good standing under the Laws of its jurisdiction and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted. The Seller owns, directly or indirectly, all of the equity interests of each of its Selling Subsidiaries, and the Seller has the requisite power and authority to deliver, or cause its Selling Subsidiaries to deliver, to the Buyer their respective Acquired Properties at the Closing. The Seller and each Selling Subsidiary is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where such failures to be so licensed or qualified would not, individually or in the aggregate, result in a Material Adverse Effect.

(ii) Each Selling Subsidiary has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform all obligations to be performed by it thereunder. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby will, as of the Closing, have been duly and validly authorized and approved by all requisite action on the part of each Selling Subsidiary party thereto. As of the Closing Date, each of the Transaction Documents to which any Selling Subsidiary is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by the Selling Subsidiary party thereto and will constitute a legally valid and binding obligation of such Selling Subsidiary, enforceable against such Selling Subsidiary in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(aa) No Conflict; Regulatory Approvals.

(i) None of the execution and delivery by any Selling Subsidiary of this Agreement or the Transaction Documents to which any Selling Subsidiary is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by such Selling Subsidiary with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, the Organizational Documents of any of the Selling Subsidiaries, (ii) conflict with, or result in any violation of, any Law or (iii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any provision of any Contract to which any Selling Subsidiary is a party or by which any of the Selling Subsidiaries or any of their respective properties or assets are bound (or to the knowledge of the Seller, entered into by another Person on behalf of the Selling Subsidiary or an Acquired Property), except, in the case of clauses (ii) and (iii), for such conflicts, violations, defaults, terminations or cancellations as would not, individually or in the aggregate, result in a Material Adverse Effect.

(ii) No consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Entity is required on the part of any Selling Subsidiaries in connection with the execution and delivery by the Seller (or any Selling Subsidiary) of this Agreement or the Transaction Documents to which the Seller (or such Selling Subsidiary) is a party or the consummation of the transactions contemplated hereby or thereby except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, result in a Material Adverse Effect.

(bb) ERISA; Employees.

(i) Neither the Acquired Properties nor any portion thereof are Plan Assets and no Plan Assets have been used in the financing, refinancing, or purchase by any of the Seller or its Selling Subsidiaries of all or any portion of the Acquired Properties. None of the Seller or any of its Selling Subsidiaries, is acting on behalf of any plan or entity deemed to hold Plan Assets.

(ii) Neither the Seller, nor any of its Selling Subsidiaries, has ever employed any of the current or former employees of or in respect of the Acquired Properties.

(iii) Neither the Seller nor any of its Subsidiaries maintain, sponsor, contribute to, have any obligation to contribute to, or have any current liabilities or obligations with respect to any Benefit Plan.

(cc) Financial Statements. The Seller has provided to the Buyer a copy of the Seller’s (a) audited annual operating statements for the fiscal years ended December 31, 2012 and December 31, 2013 (including the consolidated balance sheet of the Seller as of such dates) and (b) unaudited operating statements for the nine (9) months ended September 30, 2014 (including the consolidated balance sheet of the Seller as of such date) (collectively, the “Financial Statements”). Except as set forth in the notes to Seller’s audited 2012 and 2013 consolidated historical cost financial statements, and except for the absence of notes and other year-end adjustments to such unaudited operating statements, and as disclosed in Schedule 4.1(cc), the Financial Statements have been prepared, in all material respects, in accordance with GAAP at the time such Financial Statements were prepared, applied on a consistent basis throughout the periods involved.

Section 4.2. Disclaimer of Additional Representations or Warranties. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SELLER OR A SELLING SUBSIDIARY AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE SELLER MAKES NO (AND THE SELLER EXPRESSLY DISCLAIMS ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLER, ITS SUBSIDIARIES, THE ACQUIRED PROPERTIES, THE ASSUMED CONTRACTS, THE ASSUMED LIABILITIES OR ANY OTHER MATTER WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE SELLER OR ITS SUBSIDIARIES). EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SELLER OR A SELLING SUBSIDIARY AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO THE BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE ACQUIRED PROPERTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLER OR A SELLING SUBSIDIARY AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL CONDITION OF THE ACQUIRED PROPERTIES OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLER OR A SELLING SUBSIDIARY AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE),THE BUYER AND ITS SUCCESSORS AND ASSIGNS HAVE, AND SHALL BE DEEMED TO HAVE, ASSUMED ALL RISK AND LIABILITY WITH RESPECT TO THE PRESENCE OF HAZARDOUS MATERIALS ON THE ACQUIRED PROPERTIES, WHETHER KNOWN OR UNKNOWN, APPARENT, NON-APPARENT OR LATENT, AND WHETHER EXISTING PRIOR TO, AT, OR SUBSEQUENT TO, TRANSFER OF THE ACQUIRED PROPERTIES. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SELLER OR A SELLING SUBSIDIARY AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE SELLER SHALL BE UNDER NO OBLIGATION WHATSOEVER TO THE BUYER TO UNDERTAKE ANY REPAIR, ALTERATION, REMEDIATION OR OTHER WORK OF ANY KIND WITH RESPECT TO THE ACQUIRED PROPERTIES. EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY THE SELLER OR A SELLING SUBSIDIARY AT CLOSING (ALL AS MODIFIED BY THE DISCLOSURE SCHEDULE), IN NO EVENT SHALL ANY OFFICER, DIRECTOR, TRUST MANAGER, SHAREHOLDER, MEMBER, PARTNER, EMPLOYEE OR AGENT OF THE SELLER HAVE ANY LIABILITY, BEYOND ITS INTEREST IN THE PROPERTY, FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACQUIRED PROPERTIES, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR

OTHERWISE. THE PROVISIONS OF THIS SECTION 4.2 SHALL SURVIVE THE CLOSING.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

Section 5.1. Formation; Existence. The Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 5.2. Power and Authority. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of the Buyer. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which the Buyer is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by the Buyer and constitutes, or in the case of such Transaction Documents, will constitute a legally valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3. No Conflict.

(a) None of the execution and delivery by the Buyer of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its Organizational Documents, (ii) conflict with, or result in a violation of, any Law or (iii) conflict with, or result in any violation of or default under, or give rise to a right of termination or cancellation under, any Contract to which the Buyer is a party or by which the Buyer or its properties or assets are bound, except, in the case of clauses (ii) or (iii), for such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

(b) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to (except for customary filings and notifications in connection with the recordation of any Deed to be made in accordance with the terms of this Agreement) any Governmental Entity is required on the part of the Buyer in connection with the execution and delivery by the Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by the Buyer of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

Section 5.4. Litigation. There are no (a) material Legal Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or (b) outstanding orders or unsatisfied judgments from any Governmental Entity binding upon the Buyer, in each case, that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Buyer enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with the Buyer or any of its Affiliates.

Section 5.6. Anti-Terrorism Laws.

(a) Neither the Buyer nor, to the knowledge of the Buyer, any of its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.

(b) Neither the Buyer nor, to the knowledge of the Buyer, any of its Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies.

(c) Neither the Buyer nor, to the knowledge of the Buyer, any Person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

Section 5.7. Solvency. Assuming (a) the most recent financial forecasts of the Seller and its Selling Subsidiaries made available to the Buyer prior to the date hereof have been prepared in good faith based upon assumptions that were reasonable and (b) the accuracy of the representations and warranties contained in Article IV, then, after giving effect to the transactions contemplated by this Agreement, the Buyer shall be Solvent on a consolidated basis. After giving effect to the transactions contemplated by this Agreement, the Buyer shall have adequate capital to carry on its business. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged and (b) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent” (i) “debt” means trade debt incurred in the ordinary course of business and Indebtedness incurred in connection with the transactions contemplated by this Agreement.

Section 5.8. Buyer Acknowledgements. Notwithstanding anything contained in this Agreement to the contrary:

(a) The Buyer acknowledges and agrees (i) to the disclaimers set forth in Section 4.2 (Disclaimer of Additional Representations or Warranties) hereof and (ii) that, as a result thereof, the Buyer will accept the Acquired Properties, at the Closing, “as-is”, “where-is”, and “with all faults” and without recourse against the Seller except only for claims the Buyer may have pursuant to Article XI.

(b) The Buyer further acknowledges that it and its Representatives have conducted an independent inspection and investigation of the Acquired Properties and all such other matters relating to or affecting such assets and businesses as the Buyer deemed necessary or appropriate, that the Buyer has been given an opportunity to inspect the Acquired Properties and information relating to the businesses thereof and that the Buyer is proceeding with the transactions contemplated by this Agreement based in part upon such independent inspections and investigations and the representations and warranties set forth herein or in any other Transaction Document delivered by Seller or a Selling Subsidiary at Closing (as modified by the Disclosure Schedule).

ARTICLE VI.

COVENANTS

Section 6.1. Conduct of Business.

(a) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Article X, except as (i) set forth on Schedule 6.1(a), (ii) as required by applicable Law, (iii) as expressly required or permitted by this Agreement or (iv) with the prior written consent of the Buyer, the Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to:

(i) conduct their respective business (including with respect to the Acquired Properties) in the ordinary course consistent with past practice and conduct their operations in compliance, in all material respects, with applicable Laws;

(ii) maintain and preserve the assets of the Seller and its Selling Subsidiaries in good repair and condition (normal wear and tear excepted); and

(iii) preserve in all material respects the goodwill and current relationships of the Seller and its Subsidiaries with lessees and other persons with which the Seller or its Subsidiary has business relations.

(b) Without limiting the generality of the foregoing, from the date hereof through the Closing, except (i) as set forth on Schedule 6.1(b), (ii) as required by applicable Law, (iii) as expressly required or permitted by this Agreement or (iv) with the prior written consent of the Buyer, the Seller shall not, and shall cause its Subsidiaries to not:

(i) subject any of the Acquired Properties to any Lien other than Permitted Liens;

(ii) other than in the ordinary course of business or pursuant to the terms of a Material Contract in effect as of the date hereof and previously disclosed to the Buyer, sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Asset-Related Property;

(iii) sell, lease, pledge, assign or otherwise transfer or otherwise dispose of any of the Acquired Properties (other than the sale, assignment or transfer of any Asset-Related Properties pursuant to subclause (ii) above) other than pursuant to (a) the Purchase Options or (b) a Space Lease entered into in accordance with Section 6.16;

(iv) enter into, amend, terminate or renew any Material Contract or Affiliate Contract (including all management agreements and space leases), other than (A) any automatic terminations or renewals pursuant to the terms of any Material Contract, or (B) terminations of Existing Loans (including by prepayment thereof) in accordance with the terms of this Agreement; provided, however, that notwithstanding anything to the contrary in subclause (iii) above or this subclause (iv), the Seller and its Subsidiaries may (x) enter into, amend, terminate or renew any Space Lease pursuant to an Out for Signature Space Lease in the form and upon the same terms as provided to the Buyer and (y) enter into a new Space Lease that is not a Restricted Space Lease;

(v) settle any Legal Proceeding involving any Acquired Properties in excess of $250,000 or that involves admission of liability or restrictions on the Acquired Properties;

(vi) except for restorations or alterations (A) required in the case of emergencies or material casualty or condemnation in accordance with Article XII of this Agreement or (B) pursuant to existing contracts or commitments previously disclosed to the Buyer and set forth on Schedule 6.1(b)(vi), make any material alterations to any Acquired Properties;

(vii) accelerate the collection of accounts receivable or defer the payment of any accounts payable except, in each case, in the ordinary course of business, or otherwise materially alter or amend practices with respect to the collection or payment of amounts due to (or otherwise collectable) or payable by the Seller or any of its Subsidiaries (whether under any Contract or otherwise);

(viii) fail to use commercially reasonable efforts to maintain in effect all policies of insurance which are in effect as of the date hereof, or similar policies of insurance, with no less than the limits of coverage now carried with respect to the Acquired Properties;

(ix) sell, exclusively license, transfer, assign, abandon or otherwise dispose of any Cobalt Mark, Cobalt Domain Name or other Seller Intellectual Property;

(x) agree or commit to do any of the foregoing.

Section 6.2. Access. Prior to the Closing, the Seller shall afford to the Buyer, its Representatives (including, but not limited to any potential financing source), inspectors, appraisers and engineers reasonable access (during normal business hours and in such a manner as not to unreasonably interfere with the normal operation of the Seller or its Selling Subsidiaries) to their respective properties (including any Acquired Properties and any other assets or liabilities to be acquired or assumed by the Buyer pursuant to this Agreement), and all other information the Buyer may reasonably request (including reasonable access to the employees of the Seller or any Affiliate thereof), including access to inspect such properties and assets and review the Books and Records and other financial, operational, environmental, health, safety and other records of the Seller and its Selling Subsidiaries, including for purposes of conducting environmental assessments, in each case, as the Buyer and its Representatives may reasonably request. Notwithstanding the foregoing, except as otherwise set forth herein, the Buyer hereby agrees that with respect to any such investigation, inspection, interview or solicitation of information, the Buyer shall comply with the terms, conditions and obligations of the Buyer set forth in Sections 1 through 7 of that certain Access and Due Diligence Agreement dated as of October 3, 2014, among the Seller and certain Affiliates thereof and the Buyer (the “Access and Due Diligence Agreement”) to the same extent as if such sections were set forth in their respective entireties in this Agreement, and notwithstanding that such Access and Due Diligence Agreement will automatically terminate upon the execution of this Agreement. The Buyer’s indemnity and insurance obligations under this Section 6.2 shall survive the Closing or termination of this Agreement for 6 months; the Buyer’s confidentiality obligations under this Section 6.2 shall survive the termination of this Agreement for a period of one (1) year. The Buyer hereby agrees that no such environmental or other investigation shall involve a “Phase II” assessment or any other inspection which involves the movement, disassembly or other intrusion of or with respect to, any Acquired Property, shall be performed without the prior written consent of the Seller. It is acknowledged and agreed that such access rights shall include the right to interview the tenants or subtenants under the Space Leases upon the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Upon such consent, the Seller shall arrange Buyer’s requested meeting with tenants at mutually agreeable times and the Seller’ Representatives shall be entitled to attend any such meetings.

Section 6.3. Consents and Approvals; Commercially Reasonable Efforts.

(a) The Buyer and the Seller shall (i) prior to the Closing, use commercially reasonable efforts to obtain any consents, approvals, exemptions and authorizations of third parties, including Governmental Entities, to the transactions contemplated hereby and (ii) for a period not to exceed nine (9) months, cooperate following the Closing to obtain any such consents, approvals, exemptions and authorizations to the extent that they have not yet been obtained.

(b) The Seller shall, prior to the Closing, notify any third parties, including Governmental Entities, of the transactions contemplated hereby, in each case to the extent such consent or notification is required by applicable Law.

Section 6.4. Assignment of Assumed Contracts, and Warranties.

(a) At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all its rights under the Assumed Contracts. Notwithstanding the foregoing, no Assumed Contract shall be assigned contrary to Law or the terms of such Assumed Contract and, with respect to Assumed Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of the Seller, thereunder shall, unless not permitted by such Assumed Contract, be deemed to be subleased or subcontracted to the Buyer until the earlier of (i) the assignment of such Assumed Contract and (ii) nine (9) months after the Closing; provided that, subject to Article VIII and IX, the Closing shall occur notwithstanding the foregoing without any adjustment to the Closing Cash Consideration on account thereof.

(b) For no later than nine (9) months following the Closing, the Seller and the Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under such Assumed Contracts or to obtain in writing the unconditional release of the Seller (or Affiliate thereof) which is party to such arrangements, so that, in any case, the Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither the Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, the Seller shall assign, transfer, convey and deliver to the Buyer the relevant Assumed Contract to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(c) For no later than nine (9) months following the Closing, (a) the Seller shall (at no cost to the Seller) use commercially reasonable efforts to, and cooperate with the Buyer in any arrangement designed to provide to the Buyer the economic and operational benefits (including the exercise of rights) under such Assumed Contracts, (b) the Buyer, as agent or subcontractor for the Seller, shall perform and fully discharge the liabilities and obligations of the Seller arising under or in connection with such Assumed Contracts and (c) the Seller shall, to the extent permitted by Law and at the Buyer’s expense, (i) hold all monies received thereunder in trust for the account of the Buyer and (ii) promptly remit all such money to the Buyer.

Section 6.5. Notices from Governmental Entities; Notice of Developments. From the date hereof through the Closing or earlier termination of this Agreement in accordance with its terms, each Party (and its Subsidiaries) shall promptly notify the other Party with reasonable particularity (i) of any material notice or other communication from any Governmental Entity to such Party (or its Subsidiary) in connection with the transactions contemplated by this Agreement, (ii) of any material litigation, arbitration or administrative hearing, or any written threat to commence any of the foregoing, concerning or relating to such Party or any Acquired Property or the operation thereof of which such Party obtains knowledge; or (iii) upon having knowledge of any matter that may make the timely satisfaction of any of the conditions to the Seller’s obligation to proceed to the Closing impossible or unlikely; provided that no such notice pursuant to this Section 6.5 shall qualify any representation or warranty of the Seller or the conditions to the obligations of the Buyer.

Section 6.6. Estoppels; SNDA’s.

(a) The Seller shall prepare and deliver to all tenants under the Space Leases at the Acquired Properties an Estoppel substantially in the form of Exhibit C attached hereto and request and use commercially reasonable efforts to obtain from each such tenant an executed Estoppel, dated no more than sixty (60) days prior to the Closing Date, to Buyer.

(b) The Seller shall prepare and deliver a Subordination, Non-Disturbance and Attornment Agreement in the form of Exhibit L (each an “SNDA”) attached hereto to (i) all tenants under Space Leases which contain a Purchase Option, and (ii) all other tenants under Space Leases specified by Buyer or Buyer’s lender (collectively, the “SNDA Tenants”). Seller shall use commercially reasonable efforts to obtain from each required tenant an executed SNDA.

Section 6.7. Waivers of Tenant Options. Prior to Closing, the Seller shall use commercially reasonable efforts to obtain the waivers of the Triggered Purchase Options and the Non-Triggered Purchase Options exercisable prior to Closing. Seller shall keep Buyer reasonably apprised of the status of such waivers and shall provide Buyer with copies of all correspondence with the applicable tenants in connection therewith.

Section 6.8. Exclusivity. From the date hereof until the earliest of (a) the Closing Date or (b) such date on which this Agreement is validly terminated in accordance with Article X, the Seller and its Subsidiaries and Affiliates will not, directly or indirectly (i) solicit, initiate or accept the submission of any proposal or offer from any Person relating to the acquisition of the Seller, its Subsidiaries or the Acquired Properties or (ii) participate in any discussions or negotiations regarding the acquisition of the Seller, its Subsidiaries or the Acquired Properties or furnish any confidential or proprietary information with respect thereto to any Person who would reasonably be expected to submit any proposal or offer relating to the acquisition of the Seller, its Subsidiaries or the Acquired Properties (other than the Buyer or its authorized Representatives). The Seller and its Subsidiaries and Affiliates will promptly cease any existing discussions or negotiations with any Persons (other than the Buyer and its authorized Representatives) heretofore conducted, or the provision of any confidential or proprietary information to any Person (other than the Buyer or its authorized Representatives) to which confidential or proprietary information heretofore has been provided, in each case, with respect to any discussions or negotiations regarding the acquisition of the Seller, its Subsidiaries or the Acquired Properties. The Seller shall promptly notify the Buyer upon receipt of any bid, offer or proposal it receives with respect to the Seller, its Subsidiaries or the Acquired Properties or any other transaction inconsistent with the transactions contemplated by this Agreement.

Section 6.9. Confidentiality. For a period of one year following the Closing, the Seller shall, and shall cause its Affiliates, directors, managers, officers, employees, agents, attorneys, accountants, consultants, advisors, financing sources or other representatives (each a “Seller Representative”) to, maintain in confidence any Confidential Information related to the Acquired Properties and the Assumed Liabilities and such Confidential Information shall not be disclosed or used by the Seller or any Seller Representative without the Buyer’s prior written consent unless required to disclose such Confidential Information pursuant to any applicable Law, legal process or request by any Governmental Entity. If any Seller or Seller Representative becomes legally compelled to disclose any such information or documents as referred to in this Section 6.9, the Seller shall, to the extent permitted by applicable Law or legal process, provide the Buyer with prompt written notice before such disclosure to enable the Buyer either to seek, at its expense, a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.9 or both.

Section 6.10. Legal Proceeding Support.

(a) Following the Closing, the Seller and its respective Affiliates will cooperate with the Buyer and its Affiliates, in the defense or settlement of any Legal Proceeding involving the Acquired Properties or the Assumed Liabilities for which any of them has or may have responsibility under this Agreement (other than with respect to a Legal Proceeding initiated by Buyer or its Affiliates) by providing the Buyer and its legal counsel and other designated Persons access to employees, records, documents, data, equipment and facilities, and other information regarding the Acquired Properties or the Assumed Liabilities as such Party may reasonably request. To the extent that this Section 6.10 requires a Seller or its Affiliates to make available to the Buyer records, documents, data or other information that is subject to a claim of attorney-client privilege or attorney work product, the parties shall enter into an appropriate and customary joint defense agreement to protect the privileged nature and confidentiality of such records, documents, data or other information.

(b) Following the Closing, the Buyer and its respective Affiliates will cooperate with the Seller and its Affiliates, in the defense or settlement of any Legal Proceeding involving the Acquired Properties or the Excluded Liabilities for which any of them has or may have responsibility under this Agreement (other than with respect to a Legal Proceeding initiated by the Seller or its Affiliates) by providing the applicable Seller and its legal counsel and other designated Persons access to employees, records, documents, data, equipment and facilities, and other information regarding the Acquired Properties or the Excluded Liabilities as such Party may reasonably request. To the extent that this Section 6.10 requires a Buyer or its Affiliates to make available to the Seller records, documents, data or other information that is subject to a claim of attorney-client privilege or attorney work product, the parties shall enter into an appropriate and customary joint defense agreement to protect the privileged nature and confidentiality of such records, documents, data or other information.

Section 6.11. Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Closing), (i) the Buyer, any of its Subsidiaries or Affiliates receives or otherwise possesses any Excluded Asset, such Person shall promptly transfer, or cause its Subsidiary or Affiliate to transfer, such Excluded Asset to the Seller or its designee or (ii) any Seller or any of its Subsidiaries or Affiliates receives or otherwise possesses any

Acquired Property, such Person shall promptly transfer, or cause its Subsidiary or Affiliate to transfer, such Acquired Property to the Buyer or its designee. Each party shall cooperate with the other parties and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.11. The party whose such Acquired Property or asset was misallocated, shall promptly reimburse the other party (and/or its applicable Affiliate(s)) for any reasonable documented out-of-pocket costs or expenses reasonably incurred by the party who received or retained such misallocated assets (or such Affiliate(s)) in connection with actions taken in compliance with this Section 6.11.

Section 6.12. Preparation of Financial Statements. To the extent required, the Seller agrees that it will provide reasonable assistance to the Buyer, at the Buyer’s expense, to produce financial statements for the Acquired Properties and Assumed Liabilities satisfying the requirements of Regulation S-X promulgated under the U.S. securities laws as and when needed to satisfy the Buyer’s public reporting obligations in connection with the transactions contemplated by this Agreement and the Transaction Documents, and permit the Buyer’s independent registered public accounting firm access to the Books and Records of the Seller for the purpose of conducting an audit of such financial statements. The Seller shall use commercially reasonable efforts to provide the Buyer and its accountants access to the Books and Records relating to the Acquired Properties and Assumed Liabilities (to the extent not already in the possession of the Buyer) and to direct its internal and external property management personnel to cooperate with the Buyer and its accountants, in each case to the extent necessary to enable the Buyer and the accountants to produce and, where applicable, audit, financial statements for the Acquired Properties and Assumed Liabilities. The Buyer shall use its commercially reasonable efforts to minimize any interference with the operations of the Seller, its Subsidiaries and the Acquired Properties in connection with the preparation of such financial statements.

Section 6.13. Financing Cooperation.

(a) Prior to the Closing, the Seller shall provide, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective Representatives, including legal and accounting, to, provide all cooperation reasonably requested by the Buyer or any financing source providing the Financing in connection with the Financing, including, without limitation (i) furnishing the Buyer and its financing sources with readily-available historical financial and other pertinent information used by the Buyer to consummate the Financing or any other financing transaction executed in connection with the transactions contemplated hereby, (ii) delivering to the Title Company the Owner’s Affidavit and all other items reasonably requested by the Buyer or the Title Company in order to facilitate the issuance of customary lender’s policies of title insurance in form and substance satisfactory to the applicable financing source, (iii) taking such actions as are reasonably and customarily undertaken by sellers of real estate to mitigate mortgage recording or similar taxes such as requesting the lender under the Existing Loans to assign over existing mortgages to Buyer’s lender, as described in Article XV of this Agreement and (iv) providing such information, documents and certificates reasonably requested by the Buyer customary in debt financings of transactions similar to the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained herein, (i) neither the Seller nor any of its Subsidiaries shall be required to pay any commitment or other fee in connection with the Financing, (ii) neither the Seller nor any of its Subsidiaries shall be required to incur, and none of them shall have, prior to the Closing, any liability or obligation under any loan agreement or any related document or any other agreement or document or contract related to the Financing, (iii) the pre-Closing directors of the Seller or any of its Subsidiaries shall not be required to adopt resolutions approving the contracts, agreements, documents and instruments pursuant to which the Financing is obtained, (iv) neither the Seller nor any of its Subsidiaries shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing and (v) neither the Seller nor any of its Subsidiaries shall be required to take any action that would violate its respective Organizational Documents or any Laws or that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which any such Person is a party.

Section 6.14. Use of Name. Effective as of the Closing Date, neither the Seller, nor any of its Affiliates, shall have the right to use any Cobalt Mark or Cobalt Domain Name, or any name or mark intended or likely to be confused or associated therewith. The Seller acknowledges that the Cobalt Marks and Cobalt Domain Names shall be and remain, subsequent to the Closing, the sole and exclusive property of the Buyer. Neither the Seller, nor any of its Affiliates, shall use, seek to register, register or authorize others to use, seek to register or register any Cobalt Mark, Cobalt Domain Name, or any other Intellectual Property substantially or confusingly similar thereto anywhere in the world, or challenge the Buyer’s right to use, seek to register or register any Cobalt Mark or Cobalt Domain Name anywhere in the world. Within three (3) Business Days after the Closing, the Seller shall transfer, or cause to be transferred, any Cobalt Domain Names owned by or on behalf of the Seller or its Subsidiaries, if any, electronically to the account designated by the Buyer, and shall authorize any and all applicable registration authorities to complete any such transfer.

Section 6.15. Pending Condemnation Proceedings. Prior to Closing, the Seller shall not settle any Pending Condemnation Proceeding without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed. Seller shall keep Buyer reasonably apprised of the status of the Pending Condemnation Proceedings and shall provide Buyer with copies of all correspondence with any Governmental Entity in connection therewith.

Section 6.16. New Space Leases. In the event that the Seller desires to enter into any Space Lease that is a Restricted Space Lease, the Seller shall send the Buyer a written notice requesting the Buyer’s consent to same, which notice shall enclose a draft of the applicable Restricted Space Lease and a statement in bold font to the effect that failure to respond to such notice within five (5) business days of receipt shall constitute the Buyer’s approval of the Seller entering into such Restricted Space Lease. The Buyer’s failure to respond to such written notice within five (5) business days of receipt shall be deemed to constitute the Buyer’s approval of such Restricted Space Lease. Notwithstanding anything to the contrary contained herein, the Seller or any Subsidiary of the Seller shall notify the Buyer within two (2) business days after the execution thereof of any Space Lease (or modification, renewal or amendment thereto) that is entered into without the Buyer’s consent as permitted under Section 6.1(b)(iv) above, and shall provide Buyer with a true, correct and complete copy of any such Space Lease.

Section 6.17. Prepayment of Existing Loans. The Seller shall, and shall cause its Selling Subsidiaries to, take any and all actions necessary to prepay the Existing Loans on or before the Closing Date, including but not limited to giving timely notice of prepayment to the Lenders in accordance with the express terms and conditions of the applicable documents evidencing such Existing Loans or as otherwise permitted by the holders of the Existing Loans.

Section 6.18. Issuance of Seller Insurance Policies. The Parties shall use commercially reasonable efforts to cause the Seller Insurance Policies to be terminated as of the Closing Date and reissued in the name of the Buyer in such amounts and on such terms as are reasonably acceptable to the Buyer.

Section 6.19. Supplementation and Amendment of Disclosure Schedule. From time to time as from the date hereof and until the Closing Date, the Seller shall have the right to supplement or amend the Disclosure Schedule with respect to any matter arising after the date hereof causing a breach of any of the representations and warranties contained in Article IV, provided that, such disclosures will not be deemed to amend and supplement the appropriate disclosure schedules for purposes of the conditions to Closing set forth in Section 9.2 or for purposes of indemnification under Article XI.

Section 6.20. Further Assurances. Each Party shall, and shall cause its Selling Subsidiaries to, from time to time after the Closing Date, at the other Party’s reasonable request, execute and deliver such other instruments of conveyance and transfer and take such other actions as the such other Party may reasonably request in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to the Buyer of the Acquired Properties and the assumption of the Assumed Liabilities, (b) convey, transfer to and vest in the Buyer and to put the Buyer in possession and operating control of all or any part of the Acquired Properties as contemplated by this Agreement and (c) otherwise accomplish the transactions contemplated by this Agreement or any other Transaction Document.

Section 6.21. Notice of Condemnation or Casualty. If, at any time on or after the Effective Date and on or before the Closing Date, all or any portion of the Acquired Properties suffers a Casualty or is subject to a Taking, Seller will promptly notify Buyer of such event, providing reasonable detail (to the extent available) of the extent of the Casualty and/or the nature of the Taking.

Section 6.22. Purchase Options.

(a) Prior to Closing, the Seller shall use commercially reasonable efforts to obtain the waivers of the Triggered Purchase Options and those Non-Triggered Purchase Options which are exercisable by the applicable tenant during the period prior to Closing. Seller shall keep Buyer reasonably apprised of the status of Seller’s efforts to obtain such waivers and shall provide Buyer with copies of all correspondence with the applicable tenants in connection therewith.

(b) If any Purchase Option is exercised by the applicable tenant and the closing contemplated pursuant to such Purchase Option is consummated on or prior to the Closing Date, Seller and Buyer shall have no further obligations hereunder with respect to the

Acquired Property affected by such Triggered Purchase Option and the Initial Purchase Price shall be reduced by the Allocated Asset Value of such Acquired Property.

(c) If (i) any Triggered Purchase Option is not waived on or prior to Closing or (ii) any Purchase Option is exercised prior to Closing but the closing contemplated pursuant to such Purchase Option is scheduled after the Closing pursuant to the terms of the applicable Space Lease or purchase agreement executed by the parties in connection with such Purchase Option, the Acquired Property affected by such Purchase Option shall be deemed a Deferred Property pursuant to the terms of Section 13.1. At such time as the closing contemplated under such Purchase Option is consummated, Seller and Buyer shall have no further obligations hereunder with respect to such Acquired Property and Seller and Buyer shall direct Escrow Agent to return the Allocated Deposit and the Escrowed Deferred Consideration to Buyer. If (x) with respect to any Triggered Purchase Options, the applicable tenant waives or elects not to exercise (or is deemed to have waived or elected not to exercise) such Triggered Purchase Option following the Closing, or (y) with respect to any such Purchase Option the applicable tenant does exercise such Triggered Purchase Option but the closing contemplated pursuant to such Purchase Option is not consummated due to a default on the part of such tenant following the Closing, then in either case Seller shall notify Buyer of same within two (2) Business Days after such election (or deemed election) or failure to close, as applicable, in which case Buyer and Seller shall set the Deferred Closing Date with respect to the applicable Acquired Property, which Deferred Closing Date shall be within ten (10) days after receipt by Buyer of such notice and shall proceed in accordance with Section 13.1 below.

Section 6.23. Third Party Management Agreements. Seller shall use commercially reasonable efforts prior to the Closing, as and when requested by Buyer, to cause the applicable third-party operator, manager or management company under each Third Party Management Agreement to either, at Buyer’s election, (i) negotiate, execute and deliver to Buyer at Closing a new property management agreement with respect to the applicable Acquired Propert(ies) that are subject to such Third Party Management Agreement, which Buyer intends will be in form and substance substantially similar to the existing Third Party Management Agreement but otherwise reasonably acceptable to Buyer or (ii) to execute and deliver to Buyer at Closing an instrument in form and substance reasonable satisfactory to Buyer agreeing that from and after the Closing Date (a) Buyer (or its designee) may assume such Third Party Management Agreement, (b) Buyer (or its designee) shall be the “owner” under the applicable Third Party Management Agreement and (c) the Third Party Management Agreement shall not terminate in accordance with its terms upon the Closing. In the event that such third-party operator, manager or management company executes an instrument as referred to in subsection (ii), then such Third Party Management Agreement shall be deemed to be an Assumed Contract hereunder. Seller and Buyer shall reasonably cooperate to effectuate the provisions of this Section 6.23.

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER

The obligation of the Seller to effect the Closing is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Seller in its sole discretion:

Section 8.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date. The Seller shall use its commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.

Section 8.2. Representations and Warranties of the Buyer. The representations and warranties made by the Buyer in Section 5.1 (Formation; Existence) and Section 5.2 (Power and Authority) shall be true and correct in all respects, in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates) and (ii) all other representations and warranties made by the Buyer in Article V of this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), and the Seller shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Buyer.

Section 8.3. Performance of the Obligations of the Buyer. The Buyer (or its permitted designee) shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Buyer.

Section 8.4. Other Purchase Agreements. The transactions contemplated by each of the Other Purchase Agreements shall be consummated simultaneously with the Closing.

Section 8.5. Closing Deliveries. The Buyer shall have delivered to the Seller the deliverables set forth in Section 2.4(b).

ARTICLE IX.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER

The obligation of the Buyer to effect the Closing is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by the Buyer in its sole discretion:

Section 9.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn prior to the Closing Date. The Buyer shall use its commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.

Section 9.2. Representations and Warranties of the Seller. (i) The Excluded Warranties shall be true and correct in all respects, in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates) and (ii) all other representations and warranties made by the Seller in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) has not, individually or in the aggregate, had a Material Adverse Effect, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Seller.

Section 9.3. Performance of the Obligations of the Seller. The Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of the Seller.

Section 9.4. Consents and Approvals. At or prior to the Closing, the Seller shall deliver to the Buyer the written consents (in form and substance reasonably acceptable to the Buyer) set forth on Schedule 9.4, which consents shall be in full force and effect on the Closing Date.

Section 9.5. Estoppels. The Buyer shall have received fully executed Estoppels (the “Required Tenant Estoppels”) from (i) the tenants under the Space Leases comprising at least sixty percent (60%) of the base rent due to Seller with respect to the Acquired Properties for the calendar month in which the Closing takes place, (ii) the tenants under the Space Leases comprising at least sixty percent (60%) of the base rent due to Seller for the calendar month in which the Closing takes place with respect to Space Leases at single-tenant Acquired Properties demising greater than 25,000 square feet and (iii) seventy percent (70%) of the tenants under the Space Leases under leases that demise greater than 125,000 square feet.

Section 9.6. Title Insurance. The Title Company shall be unconditionally committed to issue an American Land Title Association (or with respect to any Acquired Property located in the state of Texas, a Texas Land Title Association) “extended” coverage Owner’s Policy of Title Insurance (all such title insurance policies, collectively, the “Title Policies”), as applicable, for each Acquired Property in each case (i) in current form available in the state in which such Acquired Property is located (including the standard preprinted exceptions thereto), (ii) dated the date on which the applicable Deed or Assignment of Leasehold Interest, as applicable, is recorded in the official land records of the local jurisdiction in which such Acquired Property is located, (iii) naming the Buyer (or its Affiliate) as the insured in the face amount equal to the Allocated Asset Value for such Acquired Property and (iv) showing fee title or the leasehold interest, as applicable, to such Acquired Property vested in the Buyer (or its Affiliate), subject only to the Permitted Liens.

Section 9.7. Other Purchase Agreements. The transactions contemplated by each of the Other Purchase Agreements shall be consummated simultaneously with the Closing.

Section 9.8. Required Shareholder Approval. The Required Shareholder Approval shall not have been revoked and shall remain in full force and effect.

Section 9.9. Closing Deliveries. The Seller shall have delivered to the Buyer the deliverables of the Seller set forth on Section 2.4(a) (except for Section 2.4(a)(vii), but subject to Section 13.2 below).

ARTICLE X.

TERMINATION.

Section 10.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing Date:

(a) by written agreement of the Seller and the Buyer;

(b) by either the Buyer or the Seller if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of such order, decree, ruling, injunction or other action;

(c) by the Seller if the Closing has not occurred on or before December 15, 2014 (such date, as adjusted pursuant to the terms hereof, the “Buyer Outside Date”) or such later date as the Parties may agree upon in writing; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to the Seller if its failure to comply with its obligations under this Agreement or any Other Purchase Agreement has been the primary cause of the failure of the Closing to occur by such date; provided, further, that (i) the Buyer may elect to extend the Buyer Outside Date until January 15, 2015 (such date, the “Buyer Extended Outside Date”) by providing written notice to the Seller and delivering a cash payment in the amount of Four Million Seven Hundred Sixty-Two Thousand Five Hundred Dollars ($4,762,500) to the Escrow Agent prior to December 15, 2014, and (ii) if the Closing has not occurred on or before the Buyer Extended Outside Date, Buyer may elect to extend the Buyer Outside Date until January 31, 2015 by providing written notice to the Seller and delivering an additional cash payment in the amount of Four Million Seven Hundred Sixty-Two Thousand Five Hundred Dollars ($4,762,500) to the Escrow Agent prior to the Buyer Extended Outside Date, in each case with such cash payment becoming part of the Deposit pursuant to, and to be held in accordance with, Section 3.2; provided, further, that, the Buyer Outside Date shall only be so extended if each of the Other Purchase Agreements shall also remain in full force and effect during the period of such extension.

(d) by either the Buyer or the Seller if the Closing has not occurred on or before January 31, 2015 (the “Outside Date”) or such later date as the Parties may agree upon in writing; provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any Party whose failure to comply with its obligations under this Agreement or any Other Purchase Agreement has been the primary cause of the failure of the Closing to occur by such date;

(e) by the Buyer, in the event of any breach by the Seller of any of its representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Section 9.2 or Section 9.3, and in each case, the failure of the Seller to cure such breach (if capable of cure) within fifteen (15) days after receipt of notice from the Buyer requesting such breach to be cured; provided that the right to terminate this agreement pursuant to this Section 10.1(e) shall not be available to the Buyer at any time that the Buyer is in material breach of any of the Buyer’s representations, warranties, covenants or agreements contained herein or any Other Purchase Agreement; and

(f) by the Seller, in the event of any breach by the Buyer of any of the Buyer’s representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Section 8.2 or Section 8.3, and in each case, the failure of the Buyer to cure such breach (if capable of cure) within fifteen (15) days after receipt of notice the Seller requesting such breach to be cured; provided that the right to terminate this agreement pursuant to this Section 10.1(f) shall not be available to the Seller at any time the Seller is in material breach of any of the Seller’s representations, warranties, covenants or agreements contained herein or any Other Purchase Agreement.

(g) In addition, and notwithstanding anything to the contrary contained herein, the termination of any Other Purchase Agreement by any Party (or its Affiliate) for any reason pursuant to the terms thereof shall be deemed a termination of this Agreement by such Party for the same such reason and this Agreement shall terminate automatically without any further action of the Parties, with the effects of such termination to be governed by Section 10.2 as if this Agreement were terminated pursuant to the same provision under which the Other Purchase Agreement was initially terminated.

Section 10.2. Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or, to the extent applicable, their respective officers, directors, stockholders, members or Affiliates, except the terms set forth in this Article X, Section 6.2 and Article XIII shall survive any such termination of this Agreement.

(b) In the event that this Agreement is terminated prior to the Closing (i) by the Seller pursuant to Section 10.1(c), (ii) by the Buyer or the Seller pursuant to Section 10.1(b) or Section 10.1(d) or (iii) by the Seller pursuant to Section 10.1(f) (each of the events specified in clause (i), (ii) and (iii), a “Payable Termination Event”) then, within one (1) Business Day of such termination, the Buyer and the Seller shall provide joint written instructions to the Escrow Agent, instructing the Escrow Agent to disburse the Deposit to the Seller. Notwithstanding anything to the contrary contained herein, the Seller’s right to terminate this Agreement and to receive the Deposit when payable shall constitute the sole and exclusive remedy of the Seller and any of its Subsidiaries, and Representatives against the Buyer, any of its former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Representative (including any financing source), Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Non-Recourse Party”) for all losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Buyer or any Non-Recourse Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Parties acknowledge that the agreements contained in this Section 10.2(b) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement under circumstances where the Seller is entitled to the Deposit are uncertain and incapable of accurate calculation and that the delivery of the Deposit is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate the Seller in the circumstances where the Seller is entitled to the Deposit for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, the Seller would not enter into this Agreement. In the event this Agreement is terminated for any reason other than a Payable Termination Event, then, within one (1) Business Day of such termination, the Buyer and the Seller shall provide joint written instructions to the Escrow Agent, instructing the Escrow Agent to disburse the Deposit to the Buyer.

(c) In the event that the Buyer terminates this Agreement pursuant to Section 10.1(e), the Seller shall pay to the Buyer an amount equal to the documented, actual and reasonable out-of-pocket expenses incurred by Buyer in connection with the transaction contemplated by this Agreement up to a maximum of Two Million Three Hundred Eighty-One Thousand Two Hundred Fifty Dollars ($2,381,250). Notwithstanding anything herein to the contrary, if the Seller commits an intentional or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and as a result Buyer’s ability to close the transaction contemplated under this Agreement is inhibited and Buyer terminates this Agreement pursuant to Section 10.1(e), the Buyer shall have the right to commence a suit against the Seller for monetary damages.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. Indemnification by the Seller. Subject to the terms and conditions of this Article XI, including, without limitation, the terms and conditions set forth in Section 11.4 below, from and after the Closing Date, and notwithstanding any investigation at any time made by or on behalf of the Buyer or any other Buyer Indemnified Party or any knowledge or information that the Buyer or any other Buyer Indemnified Party may now have or hereafter obtain (excluding all information contained in the Terracon Reports and the Disclosure Schedule, for which the Buyer and the Buyer Indemnified Parties shall be deemed to have knowledge), the Seller shall indemnify, defend and hold the Buyer, its Affiliates, and each of their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), harmless from and against any and all losses, Liabilities, damages, expenses, including reasonable attorneys’ fees, deficiencies, interest, penalties, impositions, assessments or fines other than punitive, exemplary, lost profits or special damages unless such punitive, exemplary, lost profits or special damages are payable by a Buyer Indemnified Party to a third party other than the Seller or the Buyer or any of their respective Affiliates (collectively, “Losses”), that any Buyer Indemnified Party has suffered, sustained, incurred or become subject to arising out of or resulting from:

(a) the breach of any of the representations and warranties of the Seller contained in Article IV or in any other Transaction Document of the Seller or a Selling Subsidiary delivered to the Buyer at Closing pursuant to this Agreement;

(b) the breach of any covenant, undertaking, agreement or other obligation of the Seller set forth in this Agreement; and

(c) the Excluded Liabilities or the Excluded Assets;

The events and occurrences set forth in clauses (a)-(c) immediately above are referred to herein collectively as the “Seller Indemnifiable Events” and individually as a “Seller Indemnifiable Event.”

Section 11.2. Indemnification by the Buyer. Subject to the terms and conditions of this Article XI, from and after the Closing Date, and notwithstanding any investigation at any time made by or on behalf of any Seller Indemnified Party or any knowledge or information that any Seller Indemnified Party may now have or hereafter obtain, the Buyer shall indemnify, defend and hold the Seller and its Affiliates, officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”), harmless from and against any and all Losses that any the Seller Indemnified Party has suffered, sustained, incurred or become subject to arising out of or resulting from:

(a) the breach of any of the representations and warranties of the Buyer contained in Article V or in any other Transaction Document delivered to the Seller by the Buyer at Closing pursuant to this Agreement;

(b) the breach of any covenant, undertaking, agreement or other obligation of the Buyer set forth in this Agreement;

(c) the Assumed Liabilities;

(d) Acquired Properties to the extent resulting on or after the Closing Date from the conduct of the Buyer after the Closing Date and not otherwise an Excluded Liability or an Excluded Asset; and

(e) compliance by the Seller with Section 6.12.

Section 11.3. Survival; Related Matters. The covenants of the parties set forth in this Agreement (excluding Sections 6.5 (Notice from Governmental Entities; Notice of Developments), 6.6 (Estoppels; SDNA’s), 6.7 (Waivers of Tenant Options), 6.13 (Financing Cooperation), 6.17 (Prepayment of Existing Loans), 6.18 (Issuance of Seller Insurance Policies) and 6.19 (Supplementation and Amendment of Disclosure Schedule), which shall expire as of the earlier of Closing or termination of this Agreement) and the related rights of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, to indemnity with respect to any breach thereof in accordance with the applicable Sections hereof shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the applicable statute of limitations. The representations and warranties of the parties contained in this Agreement and in any other Transaction Document delivered pursuant to this Agreement at Closing, other than those representations and warranties of (a) the Seller set forth in Section 4.1(a) (Formation; Existence), Section 4.1(b) (Power and Authority), Section 4.1(d) (Tax Matters) and Section 4.1(z) (Organization; Authorization and Enforceability) (collectively, the “Excluded Warranties”) and (b) the Buyer set forth in Section 5.1 (Formation; Existence) and Section 5.2 (Power and Authority) and the related rights of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, to indemnity with respect to any breach of such sections of this Agreement in accordance with the applicable Sections hereof, shall survive the Closing for a period of nine (9) months following the Closing Date. Notwithstanding the foregoing provisions of this Section 11.3, but subject to the other provisions of this Article XI, (a) there shall be no limitation on the time within which notice of a claim based on fraud on the part of any Party hereto may be made, (b) the representations and warranties of the Seller set forth in Sections 4.1(d) (Tax Matters) shall survive the Closing until the date that is six (6) months after the date on which the applicable statute of limitations for such matters expires and (c) the representations and warranties of the Seller set forth in Section 4.1(a) (Formation; Existence), Section 4.1(b) (Power and Authority), and Section 4.1(z) (Organization; Authorization and Enforceability) and the representations and warranties of the Buyer set forth in Section 5.1 (Formation; Existence) and Section 5.2 (Power and Authority) shall survive the Closing indefinitely. The Parties hereto hereby acknowledge and agree that for purposes of this Article XI, in determining whether any breach of a representation or warranty has occurred and the amount of Losses resulting therefrom, any and all “Material Adverse Effect”, “material adverse effect”, “materiality” and similar exceptions and qualifiers set forth in any such representations and warranties shall be disregarded. The Parties hereto hereby further acknowledge and agree that any notice of any claim for indemnification made in writing in accordance with the terms of this Article XI on or prior to the expiration of the applicable survival period with respect to any such claim as set forth herein shall survive until the final resolution thereof.

Section 11.4. Limitation on Liability.

(a) The Buyer (on behalf of itself and the other Buyer Indemnified Parties) hereby acknowledges and agrees that, except in the case of fraud and except as otherwise provided in Section 11.4(b), no claim for indemnification by a Buyer Indemnified Party pursuant to the terms of Section 11.1(a) above shall be asserted by a Buyer Indemnified Party against the Seller until the aggregate amount of all Losses to which all of the Buyer Indemnified Parties shall be entitled by reason of any and all claims for indemnification under Section 11.1(a) exceeds $2,893,670.89 (the “Deductible”), in which event the Seller shall be obligated to indemnify the Buyer Indemnified Parties only for such amounts in excess of the Deductible.

(b) Notwithstanding anything contained herein to the contrary, the Deductible shall not apply to the Excluded Warranties, it being understood and agreed that in the case of the Excluded Warranties, the Buyer Indemnified Parties shall be entitled to be paid an amount equal to all Losses incurred by them in connection with a breach of such Excluded Warranties as and when such Losses are incurred.

(c) Notwithstanding anything contained herein to the contrary, and except in the case of fraud, in no event shall the aggregate amount of Losses paid by the Seller arising out of or resulting from any Seller Indemnifiable Event exceed an aggregate amount equal to the Indemnification Escrow Amount; provided, however, that the foregoing limitation on the aggregate amount of Losses that the Seller shall be required to pay hereunder that arise out of or result from a Seller Indemnifiable Event shall not apply to Seller Indemnifiable Events arising out of or resulting from (i) a breach of the Excluded Warranties or (ii) fraud, it being understood and agreed that in either such case, the Buyer Indemnified Parties shall be entitled to be paid an amount equal to all Losses incurred by them in connection with a breach of such Excluded Warranties or that otherwise arise out of or result from the fraud.

(d) With respect to any obligation of the Seller for indemnification under this Article XI, the Buyer Indemnified Parties shall recover Losses first from the Indemnification Escrow Amount until such Indemnification Escrow Amount is exhausted or not available. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Seller’s indemnification obligations under this Article XI exceed the amount of the consideration received by the Seller in connection with the transactions contemplated by this Agreement.

Section 11.5. Notice and Opportunity to Defend. If there occurs an event which any Party hereto (or any Buyer Indemnified Party or any Seller Indemnified Party) asserts is an indemnifiable event pursuant to this Article XI, the Person or Persons seeking indemnification (collectively, the “Indemnitee”) shall notify in writing the party or parties obligated to provide indemnification pursuant to the terms hereof (collectively, the “Indemnitor”) promptly of the occurrence of such event. If such event involves any claim or the commencement of any action or proceeding by a third Person, the Indemnitee shall give the Indemnitor prompt written notice of such claim or the commencement of such action or proceeding. The notice shall describe the claim, the amount thereof if known and quantifiable, and the basis therefor. Any delay or failure by an Indemnitee to so notify the Indemnitor shall only relieve the Indemnitor of its indemnification obligations hereunder to the extent, if at all, that the Indemnitor is actually prejudiced by reason of such delay or failure. The Indemnitor shall be entitled to assume and control, with counsel of its choice, the defense of such matter at the Indemnitor’s expense by sending written notice to the Indemnitee of its election to do so within thirty (30) days after receiving written notice from the Indemnitee. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted claim; provided, however, that neither the Indemnitee nor the Indemnitor shall be required pursuant to this Section 11.5 to disclose any privileged information or any attorney work product in connection with the defense of any such asserted claim. In any event, the Indemnitee shall have the right to participate (but not control) in the defense of such asserted claim with separate counsel, if it desires, at its own expense, provided that if counsel of the Indemnitee reasonably determines that joint representation of the Indemnitor and the Indemnitee creates a conflict of interest, the Indemnitee shall be entitled to retain separate counsel at the cost and expense of the Indemnitor, provided that, in such event, Indemnitor shall not be required to pay for more than one such separate counsel. Any settlement or compromise of such asserted claim by the Indemnitor shall require the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, provided that no such consent shall be required as long as it is solely a monetary settlement (that will be paid entirely by the Indemnitor) that provides a full release of the Indemnitee with respect to such matter and does not contain an admission of liability on the part of the Indemnitee. If the Indemnitor shall not have assumed the defense of such claim within the thirty (30) day period set forth above, the Indemnitee may assume the defense of such claim with counsel of its choice and the Indemnitor shall be required to pay all reasonable costs and reasonable expenses incurred by the Indemnitee in connection with such matter; provided, however, in the event the Indemnitee assumes control of the defense of any such claim as contemplated by this sentence, (i) the Indemnitee shall not be permitted to settle or compromise any such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) Indemnitor shall not be required to pay for more than one such counsel.

Section 11.6. Exclusivity. After the Closing, except for the rights of the Parties hereunder to specific performance or other equitable relief and except in the case of fraud or the provisions set forth in Article III and Article XII, in which case the Buyer Indemnified Parties and the Seller Indemnified Parties reserve any and all rights and remedies available to them, the indemnities set forth in this Article XI shall be the exclusive remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties for any breach of any representation or warranty or breach of any covenant, agreement or condition contained in this Agreement, and such parties shall not be entitled to any further indemnification rights in respect thereof, all of which the Seller (on behalf of the Seller Indemnified Parties) and the Buyer (on behalf of the Buyer Indemnified Parties) hereby waive to the extent permitted by applicable Law.

Section 11.7. Tax Treatment of Indemnity Payments. The Seller and the Buyer agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the purchase price paid hereunder for all Tax purposes.

ARTICLE XII.

DAMAGE AND DESTRUCTION; CONDEMNATION

Section 12.1. Damage and Destruction. If all or any part of any Acquired Property is damaged by fire or other casualty (a “Casualty”) occurring on or after the date hereof and prior to the Closing Date the following shall apply:

(a) Subject to the provisions of Section 12.1(b) below with respect to a Significant Casualty, the Parties shall proceed to consummate this transaction in accordance with this Agreement, without any abatement of the Closing Cash Consideration or any liability or obligation on the part of the Seller by reason of such destruction or damage. If the Casualty is covered by insurance, the Seller (or the applicable Selling Subsidiary) shall assign to the Buyer (or its permitted designee) and the Buyer (or its permitted designee) shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to such Acquired Property on account of such Casualty and the Buyer shall receive a credit (the “Casualty Credit”) against the Closing Cash Consideration due at Closing for the amount of the deductible on such casualty insurance policy less any amounts reasonably and actually expended by the applicable Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the applicable Acquired Property or to repair or restore any damages, in no event to exceed the amount of the loss. If the Casualty is not covered by insurance or the insurance proceeds are applied by the Lender for such Acquired Property to reduce the principal balance of the Existing Loan secured by the Acquired Property, Buyer shall be entitled to a reduction (the “Restoration Credit”) in the Closing Cash Consideration equal to the full estimated cost of repairing or restoring the applicable Acquired Property (as determined pursuant to Section 12.1(c) below).

(b) If as a result of any such Casualty the tenant(s) under the Space Leases demising seventy-five percent (75%) or greater of gross leasable area of the applicable Acquired Property have the right to terminate such Space Leases pursuant to the terms thereof (a “Significant Casualty”), then the Parties shall proceed to consummate this transaction in accordance with this Agreement, provided that Buyer shall receive at Closing (or on the Deferred Closing Date, as the case may be), a credit against the Closing Cash Consideration in an amount equal to the sum of the Casualty Credit, the Restoration Credit (if any) and the Reletting Costs, but without any other liability or obligation on the part of any Seller by reason of such destruction or damage. The Seller (or the applicable Selling Subsidiary) shall assign to the Buyer (or its permitted designee) and the Buyer (or its permitted designee) shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to such Acquired Property on account of such Significant Casualty. If the Reletting Costs have not been determined by the date that is two (2) days prior to the Scheduled Closing Date, then the Acquired Property that suffered the Significant Casualty shall be deemed to be a Deferred Property subject to Section 13.1 below and the applicable Deferred Closing Date shall be the date that is five (5) Business Days after the date that the Reletting Cost has been determined. “Reletting Costs” means the costs and expenses associated with re-tenanting the applicable Acquired Property, assuming each tenant with a right to terminate its Space Lease actually terminates such Space Lease in accordance with the terms thereof, taking into account any Leasing Costs, expected time on the market to lease the space subject to termination, business interruption proceeds available during such period, and all other relevant factors.as reasonably estimated by a leasing brokerage firm familiar with the market in which the Acquired Property is located, that is mutually acceptable to the Parties. If any tenant under the Space Lease that has the right to terminate the Space Lease waives its right to terminate its Space Lease or otherwise fails to terminate the Space Lease within any time period required by its Space Lease (x) prior to the Closing or Deferred Closing Date, as applicable, Buyer shall not be entitled to any Reletting Costs with respect to such Space Lease and (y) after the Closing Date (or Deferred Closing Date, as applicable), Buyer shall repay to Seller any Reletting Costs paid to Buyer in connection with such tenant and Space Lease.

(c) The cost of repairing or restoring the Acquired Property that is subject to a Casualty shall be determined by a consultant mutually acceptable to the Parties in their reasonable discretion.

(d) The provisions of this Section 12.1 (i) supersede any Law applicable to the Acquired Properties governing the effect of fire or other casualty in contracts for real property and (ii) shall survive the Closing and any Deferred Closing.

(e) At the Buyer’s request, the Seller shall reasonably cooperate with the Buyer’s efforts after the Closing to adjust and collect any insurance claims pursuant to the terms of this Section 12.1.

(f) Notwithstanding anything to the contrary in this Agreement, if a Significant Casualty occurs at more than ten (10) Acquired Properties (a “Significant Portfolio Casualty”) then the Buyer shall have the option, exercisable in its sole discretion by written notice to the Seller, to terminate this Agreement, in which case the Parties shall promptly deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to promptly deliver the Deposit to the Buyer and none of the Parties shall have any further rights or liabilities against or to the other with respect thereto except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof.

(g) If a Significant Portfolio Casualty occurs with respect to the Properties and the Buyer does not elect to terminate this Agreement pursuant to Section 12.1(f), the Closing shall occur on the later to occur of (x) the Scheduled Closing Date and (y) the tenth (10th) Business Day following the most recent Significant Casualty to occur, and if clause (y) applies, such tenth (10th) Business Day shall for all purposes hereunder be deemed the “Scheduled Closing Date”.

Section 12.2. Condemnation. If, prior to the Closing Date, any Acquired Property is taken, or if any Seller shall receive an official notice from any Governmental Entity having eminent domain power over any of the Acquired Properties of its intention to take, by eminent domain proceeding, any Acquired Property, including with respect to a Pending Condemnation Proceeding (a “Taking”), then:

(a) Subject to the provisions of Section 12.2(b) below with respect to a Significant Taking, the Parties shall proceed to consummate this transaction in accordance with this Agreement, without any abatement of the Closing Cash Consideration or any liability or obligation on the part of the Seller by reason of such destruction or damage. If the Taking is covered by insurance, the Seller (or the applicable Selling Subsidiary) shall assign to the Buyer (or its permitted designee) and the Buyer (or its permitted designee) shall have the right to make a claim for and to retain any insurance proceeds received under the insurance policies in effect with respect to such Acquired Property on account of such Taking and the Buyer shall receive a credit (the “Taking Credit”) against the Closing Cash Consideration due at Closing for the amount of the deductible on such insurance policy less any amounts reasonably and actually expended by the applicable Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the applicable Acquired Property or to repair or restore any damages, in no event to exceed the amount of the loss. If the Taking is not covered by insurance or the insurance proceeds are applied by the Lender for such Acquired Property to reduce the principal balance of the Existing Loan secured by the Acquired Property, Buyer shall be entitled to a reduction (the “Taking Restoration Credit”) in the Closing Cash Consideration equal to the full estimated cost of repairing or restoring the applicable Acquired Property (as determined pursuant to Section 12.2(c) below).

(b) If as a result of any such Taking the tenant(s) under the Space Leases demising seventy-five percent (75%) or greater of gross leasable area of the applicable Acquired Property have the right to terminate such Space Leases pursuant to the terms thereof (a “Significant Taking”), then the Parties shall proceed to consummate this transaction in accordance with this Agreement, provided that Buyer shall receive at Closing (or on the Deferred Closing Date, as the case may be), a credit against the Closing Cash Consideration in an amount equal to the sum of the Taking Credit, the Taking Restoration Credit (if applicable) and the Reletting Costs, but without any other liability or obligation on the part of any Seller by reason of such Taking. The Seller (or the applicable Selling Subsidiary) shall assign to the Buyer (or its permitted designee) and the Buyer (or its permitted designee) shall have the right to make a claim for and to retain any insurance proceeds received under the insurance policies in effect with respect to such Acquired Property on account of such Significant Taking. If the Reletting Costs have not been determined by the date that is two (2) days prior to the Scheduled Closing Date, then the Acquired Property that suffered the Significant Taking shall be deemed to be a Deferred Property subject to Section 13.1 below and the applicable Deferred Closing Date shall be the date that is five (5) Business Days after the date that the Reletting Cost has been determined. “Reletting Costs” means the costs and expenses associated with re-tenanting the applicable Acquired Property, assuming each tenant with a right to terminate its Space Lease actually terminates such Space Lease in accordance with the terms thereof, taking into account any Leasing Costs, expected time on the market to lease the space subject to termination, business interruption proceeds available during such period, and all other relevant factors.as reasonably estimated by a leasing brokerage firm familiar with the market in which the Acquired Property is located, that is mutually acceptable to the Parties. If any tenant under the Space Lease that has the right to terminate the Space Lease waives its right to terminate its Space Lease or otherwise fails to terminate the Space Lease within any time period required by its Space Lease (x) prior to the Closing or Deferred Closing Date, as applicable, Buyer shall not be entitled to any Reletting Costs with respect to such Space Lease and (y) after the Closing Date (or Deferred Closing Date, as applicable), Buyer shall repay to Seller any Reletting Costs paid to Buyer in connection with such tenant and Space Lease.

(c) The cost of repairing or restoring the Acquired Property that is subject to a Taking shall be determined by a consultant mutually acceptable to the Parties in their reasonable discretion.

(d) The provisions of this Section 12.2 (i) supersede any Law applicable to any Acquired Property governing the effect of condemnation in contracts for real property and (ii) shall survive the Closing and any Deferred Closing.

(e) At the Buyer’s request, the Seller shall reasonably cooperate with the Buyer’s efforts after the Closing to adjust and collect any insurance claims pursuant to the terms of this Section 12.2.

(f) Notwithstanding anything to the contrary in this Agreement, if a Significant Taking occurs with respect to more than ten (10) Acquired Properties (a “Significant Portfolio Taking”) then the Buyer shall have the option, exercisable in its sole discretion by written notice to the Seller, to terminate this Agreement, in which case the Parties shall promptly deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to promptly deliver the Deposit to the Buyer and none of the Parties shall have any further rights or liabilities against or to the other with respect thereto except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof.

(g) If a Significant Portfolio Taking occurs with respect to the Properties and the Buyer does not elect to terminate this Agreement pursuant to Section 12.1(d), the Closing shall occur on the later to occur of (x) the Scheduled Closing Date and (y) the tenth (10th) Business Day following the most recent Significant Casualty to occur, and if clause (y) applies, such tenth (10th) Business Day shall for all purposes hereunder be deemed the “Scheduled Closing Date”.

ARTICLE XIII.

DEFERRED CLOSINGS

Section 13.1. Deferred Closings. If pursuant to Section 6.20(c), Article XII or Section 13.2, the closing date is deferred with respect to an Acquired Property, then such Acquired Property shall be deemed a “Deferred Property” and collectively with all other deferred Acquired Properties the “Deferred Properties.” This Agreement shall be deemed amended, without any further action on any parties’ part, as follows with respect to the Deferred Properties:

(a) Following the Closing, the Allocated Deposit for each Deferred Property shall be held by the Escrow Agent under the Indemnification Escrow Agreement subject to the terms of this Agreement. The “Allocated Deposit” shall for each Deferred Property be the amount equal to the Deposit multiplied by the fraction of (x) the Allocated Asset Value of such Deferred Property over (y) the Initial Purchase Price.

(b) At the Closing, Escrow Agent shall retain a portion of the Closing Cash Consideration equal to the Allocated Asset Value of the Deferred Property to be held under the Indemnification Escrow Agreement and applied towards the purchase of the applicable Deferred

Property at the Deferred Closing, less the Allocated Deposit, subject to the terms of this Agreement (the “Escrowed Deferred Consideration”).

(c) Subject to Section 6.20(c) and Article XII, Seller and Buyer shall set a new closing date with respect to any Deferred Property (the “Deferred Closing Date”).

(d) Each such Deferred Property shall continue to be subject to all of the terms and conditions of this Agreement as if it were an Acquired Property, and all obligations and rights of Seller or any Subsidiary and Buyer with respect to the Deferred Property shall continue under this Agreement, mutatis, mutandis, except that (i) the Closing Cash Consideration for such Deferred Property shall be the Allocated Asset Value of such Deferred Property as adjusted by the amount of Prorated Items as of the Deferred Closing Date allocable to the Seller or as otherwise adjusted pursuant to the terms of this Agreement (the “Deferred Closing Cash Consideration”), (ii) the Closing Date shall be the Deferred Closing Date and (iii) the liquidated damages pursuant to Section 10.2(b) shall be the Allocated Deposit.

Section 13.2. Failure to Deliver Ground Lease Estoppel. In the event that Seller has not delivered any Ground Lease Estoppel deliverable required under Section 2.4(a)(vii) above with respect to any Acquired Property that is subject to a Ground Lease, then such Acquired Property shall be deemed to be a Deferred Property subject to Section 13.1 above, and the Deferred Closing Date with respect thereto shall be the date that is five (5) Business Days after Seller delivers such Ground Lease Estoppel in accordance with Section 2.4(a)(vii). Notwithstanding the foregoing, if any such Ground Lease Estoppel has not been delivered to Buyer on or before the date that is sixty (60) days after the Closing, then at Buyer’s election upon written notice to Seller, this Agreement shall be deemed amended as follows with respect to such Acquired Property (a “Dropped Ground Lease Property”) but shall otherwise remain in full force and effect:

(a) The definition of Acquired Property or Acquired Properties shall not include such Dropped Ground Lease Property, except to the extent that any provision that is stated to survive the termination of this Agreement would be applicable to such Dropped Ground Lease Property, and with respect to this Article XIII to the extent necessary to implement this Article XIII;

(b) Seller shall have no obligations with respect to such Dropped Ground Lease Property, nor shall any covenant, representation or warranty be deemed made with respect to such Dropped Ground Lease Property, and Buyer shall not have any rights or obligations under this Agreement with respect to such Dropped Ground Lease Property; and

(c) Seller shall, promptly after it has received notice from Buyer that Buyer has elected to designate any such Acquired Property as a Dropped Ground Lease Property in accordance with the terms hereof, instruct Escrow Agent to deliver to Buyer the Allocated Deposit and the Escrowed Deferred Consideration.

Section 13.3. Survival. The provisions of this Article XIII shall survive the Closing with respect to any Dropped Ground Lease Properties and any Deferred Properties.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer (in the case of any proposed assignment by the Seller) or the Seller (in the case of a proposed assignment by the Buyer) and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that, without the consent of any party hereto, the Buyer may assign this Agreement and any of its rights and obligations hereunder to any Affiliate of the Buyer or to any corporation, limited liability company, partnership or other entity in connection with a reorganization, merger, consolidation, sale of assets or other similar transaction involving the Buyer, and, in connection with the Closing, the Buyer may pledge or grant an interest in this Agreement to any direct or indirect financing source. This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

Section 14.2. Governing Law/Choice of Forum.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New York, without giving effect to the principles of conflicts of Laws thereof.

(b) Each of the parties hereto irrevocably agrees that any and all disputes, claims or proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement or any other Transaction Document and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the courts of the State of New York located in New York, New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14.6 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Agreement, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 14.3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.4. Expenses. Except as otherwise expressly set forth in this Agreement or the other Transaction Documents, all the fees, expenses and costs incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such fees, expenses and costs.

Section 14.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 14.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or a similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller:

c/o Cobalt Capital Partners, L.P.

5605 N. MacArthur Blvd., Suite 350

Irving, TX 75038

Attention: Lewis D. Friedland and Holly Losey

Facsimile: (972) 893-7001

and

c/o USAA Real Estate Company

9830 Colonnade Blvd. Suite 600

San Antonio, TX 78230

Attention: Steve Waters and Jim Hime

Facsimile: (210) 579-6889

with a copy to (which shall not constitute notice):

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Attention: X. Lane Folsom and Donald A. Hammett, Jr.

Facsimile: (214) 740-8800

If to the Buyer:

c/o ColFin Industrial Holdings, LLC

2450 Broadway, Suite 600

Santa Monica, CA 90404

Attention: Director – Legal Department

Facsimile: (212) 593-5433

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Thomas M. Cerabino and Adam M. Turteltaub

Facsimile: (212) 728-8111

Any party may change its address for the purpose of this Section 14.6 by giving the other party written notice of its new address in the manner set forth above.

Section 14.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer and the Seller, or in the case of a waiver, by the party or parties waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 14.8. Public Announcements. Except as required by Law or the rules of any stock exchange on which the securities of the Buyer or its Affiliates are listed and except with respect to the Buyer’s, direct or indirect, investors, no party hereto shall make any press release or public announcement setting forth the terms of the transactions contemplated hereby without the approval of the other party hereto.

Section 14.9. Entire Agreement. This Agreement together with the Confidentiality Agreement and other Transaction Documents and the schedules and exhibits hereto and thereto contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.

Section 14.10. Parties in Interest. Except as provided in Article XI, nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Section 14.11. Scheduled Disclosures. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect, it being expressly acknowledged that items may be included in the Disclosure Schedule that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Disclosure of any matter, fact or circumstance in a Section of the Disclosure Schedule shall not be deemed to be disclosure thereof for purposes of any other Section of the Disclosure Schedule, except to the extent (a) that it is apparent on the face of any such Section of the Disclosure Schedule that the matters, facts or circumstances disclosed therein are applicable to another Section of the Disclosure Schedule or (b) such disclosure is cross-referenced to in such other Section of the Disclosure Schedule.

Section 14.12. Enforcement. The parties agree that irreparable damage would occur to the Buyer in the event that the Seller did not perform or otherwise comply with any provision of this Agreement in accordance with its specific terms. It is accordingly agreed that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Seller and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction. The Seller on behalf of itself and its Affiliates hereby waives any requirement for the posting of any bond or other security in connection with any such remedy. Such remedies shall not be the exclusive remedy for actual or threatened breaches of this Agreement but shall be in addition to all other remedies available at law or in equity to the Buyer and its Affiliates. The Seller hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Buyer has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 14.13. Draftsmanship. Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

Section 14.14. Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile or email transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

ARTICLE XV.

STATE SPECIFIC PROVISIONS

Section 15.1. Florida.

(a) Radon Gas Disclosure. Radon gas is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(b) Energy-Efficiency Rating Disclosure. In accordance with the Florida Building Energy-Efficiency Rating Act (Chapter 553, Part XI, F.S. (1993)), the Buyer of real property with a building for occupancy located thereon is notified that Buyer may have the building’s energy-efficiency rating determined.

(c) Concurrency. No representation is made regarding the ability to change the current use of, or improve, the subject property under the Local Government Comprehensive Planning and Land Development Regulation Act (Chapter 163 et seq., Florida Statutes) or any comprehensive plan or any other similar ordinance promulgated by controlling governmental authorities in accordance with said Act.

Section 15.2. Georgia.

(a) Liquidated Damages. Pursuant to Section 10.2(b), it is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Deposit constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages pursuant to Official Code of Georgia Annotated § 13-6-7.

(b) Georgia Resident. Seller and each Selling Subsidiary is, or is deemed to be, a Georgia resident pursuant to O.C.G.A. §48-7-128 or will complete an Affidavit of Seller’s Gain to be delivered at Closing.

Section 15.3. Illinois. With respect to each of the Acquired Properties located in the State of Illinois, in addition to the closing deliveries to be made by each Seller as required by Section 2.4(a), the following:

(a) To the extent required by Law and the regulations issued pursuant thereto in connection with the transfer of Acquired Properties, all applications and notices of transfer, evidence of full payment of water service and utility payments and evidence of inspections that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement shall be prepared, executed and/or obtained, as applicable, by the appropriate party under local custom; and

(b) Certificates from the appropriate Illinois state, city and county authorities stating that the withholding obligations under applicable Bulk Sales Laws (as defined below) do not apply to the transactions contemplated by this Agreement or specifying the holdback of sale proceeds which will satisfy Buyer’s obligations under said Bulk Sales Laws (“Bulk Sales Stop Order”), and such amount shall be held back by the Title Company on behalf of the Buyer. The holdback amount will be withheld from the Seller until Buyer receives a release of the Bulk Sales Stop Order. If such certification is not obtained at or prior to Closing, then in lieu of providing such certifications, Seller shall indemnify Buyer from all losses, costs, damages or expenses (including penalties, fees and expenses) incurred by Buyer arising out of Seller’s failure to pay any tax to which any such Bulk Sales Laws relate, which indemnification obligation shall survive Closing. For purposes hereof, “Bulk Sales Laws” shall mean Section 902(d) of the Illinois Income Tax Act or Section 5(j) of the Illinois Retailer’s Occupation Tax Act, and Section 34-92 of the Cook County, Illinois Code of Ordinances, each as amended up to the Closing Date and including any appurtenant provisions, ordinances or regulations.

Section 15.4. Kansas. At the option of Buyer, at Buyer’s expense, and to the extent such mortgage debt is assignable, with lender’s consent as applicable, pursuant to its terms, Seller shall reasonably cooperate to cause Seller’s lender to assign, transfer and convey to Buyer its interest in any existing mortgage debt associated with the Acquired Properties which Buyer wishes to assume. Seller shall reasonably cooperate with Buyer to facilitate any necessary approval of such assignment and assumption by applicable lenders and to facilitate the amendment and/or modification of the associated mortgage documents as the same may be required by Buyer and/or to conform to the requirements for mortgage amendments and modifications as provided by applicable law. Seller agrees to execute all applicable documents and take further action, as reasonably necessary, to facilitate the provisions of this Section 15.4.

Section 15.5. Minnesota. At the option of Buyer, at Buyer’s expense, and to the extent such mortgage debt is assignable, with lender’s consent as applicable, pursuant to its terms, Seller shall reasonably cooperate to cause Seller’s lender to assign, transfer and convey to Buyer its interest in any existing mortgage debt associated with the Acquired Properties which Buyer wishes to assume. Seller shall reasonably cooperate with Buyer to facilitate any necessary approval of such assignment and assumption by applicable lenders and to facilitate the amendment and/or modification of the associated mortgage documents as the same may be required by Buyer and/or to conform to the requirements for mortgage amendments and modifications as provided in Minnesota Statutes Sections 287.01–287.14, as amended. Seller agrees to execute all applicable documents and take further action, as reasonably necessary, to facilitate the provisions of this Section 15.5.

Section 15.6. New Jersey.

(a) Buyer shall have the right to comply with N.J.S.A. 54:32B:22 (c) and N.J.S.A. 54:40-8, and Seller shall cooperate in connection with such compliance. In furtherance thereof: (i) Seller has prepared and delivered an Asset Transfer Tax Declaration (the “TTD”) in the form prescribed by the Director of the New Jersey Division of Taxation (the “Director”) to the New Jersey Bulk Sales Section, and (ii) Buyer may deliver a Notification of Sale, Transfer or Assignment in Bulk (Form C-9600), together with the completed TTD and a fully executed copy of this Agreement (the “Tax Notification”) to the Director by registered or certified mail or overnight delivery so that such Tax Notification is received by the Director. Seller shall provide all information reasonably requested by Buyer to enable Buyer to complete the Tax Notification as soon as practicable. If, at any time prior to settlement, the Director informs Buyer that a possible claim (“Claim”) for taxes imposed or to be imposed on Seller, including any interest or any tax on the gain from the sale of the Subject Property (collectively “Taxes”) exists and the amount thereof (the “Deficiency”), then Buyer and Seller shall close as scheduled and without delay, and Buyer shall withhold the portion of the Purchase Price equal to the amount of the Deficiency, which amount so withheld shall be placed in an account (the “Tax Escrow”). The Tax Escrow shall be held by Escrow Agent in accordance with the terms hereof. If after Closing, the Director or Seller requests that Buyer pay all or any portion of the deficiency on behalf of Seller, then Buyer shall direct the Escrow Agent to, and the Escrow Agent shall, promptly release such difference to Seller. Notwithstanding anything to the contrary herein, Seller shall have the right to negotiate with the Director regarding the Claim and the Deficiency; provided, however, that: (a) Buyer shall be entitled to comply with all of the instructions of the Director; (b) Closing shall not be delayed as a result thereof; and (c) Buyer shall not be liable for any amount in excess of the Tax Escrow. In no event shall the Escrow Agent fail to make any distribution provided for hereunder, including, without limitation, on the grounds that Seller contests any finding of the Director. Notwithstanding anything to the contrary contained herein, Buyer shall not be liable for any Taxes (including, but not limited to, Taxes owed in connection with the use and operation of the Subject Property prior to Closing, or any Taxes on any gain realized upon the sale, transfer or assignment of the Subject Property) and Seller shall indemnify and hold Buyer harmless from any liability or cost incurred in connection with any claim for any such Taxes, including any interest and penalties thereon and costs and fees imposed by the Director relating thereof. The indemnification provision in this Section 15.6 shall survive the termination of this Agreement and/or Closing under this Agreement.

(b) Certain of the leasehold premises located within the Acquired Properties are characterized as an “Industrial Establishment” as defined in the Industrial Site Recovery Act (“ISRA”) (N.J.S.A. 13:1K et seq. and N.J.A.C. 7:26B-1 et seq.). Seller shall, at its sole cost and expense, perform any and all measures required to comply with ISRA, including but not limited to retaining a New Jersey Licensed Site Remediation Professional (“LSRP”) and securing the issuance of a Response Action Outcome (“RAO”) for each Industrial Establishment. In the event that remediation of any Industrial Establishment is required, the remediation will be performed to the standards applicable to an industrial facility and, shall be able to, subject to Buyer’s approval rights as set forth in the following sentence, utilize engineering and/or institutional controls, including, but not limited to, a Deed Notice and/or a Classification Exception Area; provided that the Buyer shall not withhold, condition or delay its consent to any proposed engineering or institutional control provided same does not materially interfere with the operation of the Property as it is currently operated. The Buyer further agrees to cooperate with Seller, providing same is without cost to the Buyer, and shall promptly execute any documents reasonably necessary in connection with Seller’s compliance with ISRA, including any deed restrictions or other controls. Seller shall promptly deliver to Buyer a full and complete copy of each document submitted to a Governmental Entity under ISRA.

(c) In the event ISRA compliance is not completed prior to Closing, Seller shall prepare and submit Remediation Certifications for each Industrial Establishment which has not received a RAO, and shall establish the remediation funding source required by N.J.A.C. 7:26C-5.2.

(d) At Closing, Buyer and Seller (or Seller’s designee) shall execute a customary Post-Closing Access Agreement in form and substance reasonably satisfactory to the Parties which will provide access to the Acquired Property necessary to accomplish the ISRA-related activities, subject to the Space Leases.

Section 15.7. Texas. This Section 15.7 is specific to the State of Texas and is, therefore, limited accordingly:

(a) Certificate of Account Status. Section 2.4(a)(xvi) of Section 2.4 (Certain Closing Deliveries) above shall be replaced with the following:

(i) (xvi) a Certificate of Account Status from the Texas Comptroller of Public Accounts for the Seller, and any and all such additional certificates, resolutions, instruments and agreements as may be reasonably requested by the Buyer or the Buyer’s title company in connection with the transactions contemplated hereby.

(b) Closing of Acquired Properties. A new last sentence shall be inserted into Section 3.4 (Closing) and read in its entirety as follows:

(i) Notwithstanding the foregoing, the Parties (i) acknowledge and agree that the sale, transfer and conveyance of those specific Acquired Assets located in the State of Texas will require the assistance of a title company that is (x) located in Texas, and (y) licensed by the Texas Department of Insurance, and (ii) agree to work cooperatively to comply with this requirement.

(c) By its execution of this Agreement, Buyer acknowledges: (a) that the Acquired Property listed on Annex E lies within the Municipal Utility District listed across from such Acquired Property’s name on Schedule Annex E and (b) that, at Closing, Seller and Buyer will execute and cause to be recorded such notices among the real property records of the county in which such Acquired Properties are located in the form attached hereto as Exhibit M.

Section 15.8. Utah. For all Acquired Properties located in the State of Utah, the term “Acquired Properties” shall be deemed to include the following additional language dealing with water rights: “TOGETHER WITH ALL WATER RIGHTS and pending applications associated with the subject real property as evidenced in the records of the State of Utah, Division of Water Rights, all appurtenant culinary water and irrigation shares, and any appurtenant water conveyance devices, ditches, diversion structures and any associated water conveyance easements.”

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[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Purchase Agreement to be executed as of the date first above written.

BUYER:

COLFIN INDUSTRIAL HOLDINGS, LLC

By:	/s/ Ronald M. Sanders
	Name:	Ronald M. Sanders
	Title:	Vice President

SELLER:

COBALT INDUSTRIAL REIT II

By:	/s/ Lewis Friedland
	Name:	Lewis Friedland
	Title:	Authorized Signatory

SELLING SUBSIDIARIES:

ROYAL COBALT I, LLC

By:	/s/ Lewis Friedland
	Name:	Lewis Friedland
	Title:	Authorized Signatory

COBALT AVERA FREEPORT, LLC

By:	/s/ Lewis Friedland
	Name:	Lewis Friedland
	Title:	Authorized Signatory